Exhibit 2.1

Execution Copy

ASSET PURCHASE AGREEMENT

dated as of October 19, 2022

by and between

EXCALIBAR MINERALS LLC,

as Seller

and

CIMBAR RESOURCES, INC.,

as Buyer

TABLE OF CONTENTS
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    ii

EXHIBITS

Exhibit A-1 – Form of UMP Guaranty
Exhibit A-2– Form of Parent Guaranty
Exhibit B – Form of Assignment and Assumption Agreement
Exhibit C – Form of Assignment and Assumption of Lease
Exhibit D – Form of IP Assignment Agreement
Exhibit E – Form of Product Sales Agreement
Exhibit F – Form of Transition Services Agreement
Exhibit G – Form of Katy Lease Agreement
Exhibit H – Form of Industrial District Assignment and Assumption Agreement
Exhibit I – Form of Deed

    iii

ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of October 19, 2022 by and between Cimbar Resources, Inc., a Georgia corporation (the “Buyer”), and Excalibar Minerals LLC, a Texas limited liability company (the “Seller”). The Seller and the Buyer are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, the Seller engages in, among other things, the business of operating facilities for the industrial mineral grinding of barium sulfate in the United States (the “Acquired Business”);
WHEREAS, upon the terms and subject to the conditions contained in this Agreement, the Seller desires to sell, and the Buyer desires to purchase, the properties and assets of the Acquired Business by means of an asset purchase (that asset purchase being the “Acquisition”);
WHEREAS, United Minerals and Properties, Inc., a Georgia corporation (the “UMP Guarantor”) is executing and delivering concurrently with the execution of this Agreement a guaranty of the obligations of the Buyer under this Agreement (the “UMP Guaranty”), the form of which is attached hereto as Exhibit A-1; and
WHEREAS, Newpark Resources, Inc., a Delaware corporation (the “Parent Guarantor”) is executing and delivering concurrently with the execution of this Agreement a guaranty of the obligations of the Seller under this Agreement (the “Parent Guaranty”), the form of which is attached hereto as Exhibit A-2;
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:
ARTICLE I
DEFINITIONS AND DEFINITIONAL PROVISIONS
Section 1.1Defined Terms. The following terms have the respective meanings assigned to them in this Section 1.1.
“ABL Liens” means Liens incurred pursuant to the Second Amended and Restated Credit Agreement dated as of May 2, 2022 among Newpark Resources, Inc., Newpark Drilling Fluids LLC, Newpark Mats & Integrated Services LLC, Excalibar Minerals LLC, Newpark Industrial Blending Solutions LLC and Dura-Base Nevada, Inc., as borrowers, Bank of America, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer, JPMorgan Chase Bank, N.A., as Documentation Agent, Bank of America, N.A., as Syndication Agent and the other lenders party thereto, as amended.
“Accounts Receivable” means all trade accounts receivable from customers of the Acquired Business, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of the Acquired Business.

“Acquired Business” has the meaning the Recitals to this Agreement specify.
“Acquisition” has the meaning the Recitals to this Agreement specify.
“Acquisition Consideration” means $48,000,000.
“Acquisition Entity” means any Subsidiary or Affiliate of the Buyer to which the Seller conveys its interests in any of the Assets at the Closing, at the request of the Buyer, or any Subsidiary or Affiliate of the Buyer that, at the request of the Buyer, assumes any of the Assumed Liabilities at the Closing; provided, however, that no conveyance or assignment by the Buyer of its interest under this Agreement to any Acquisition Entity shall relieve the Buyer of its liabilities or obligations under this Agreement.
“Affiliate” means, as to any specified Person, any other Person that, directly or indirectly through one or more intermediaries or otherwise, controls, is controlled by or is under common control with, the specified Person. As used in this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person (whether through ownership of Capital Stock of that Person, by contract or otherwise), and the terms “controlled” and “controlling” have the meanings correlative to the foregoing.
“Agreement” means this Agreement, including the Buyer Disclosure Letter, the Seller Disclosure Letter and any Exhibits and Schedules attached hereto.
“Allocation” has the meaning Section 5.5(b) sets forth.
“Assumed Liabilities” has the meaning Section 2.2 specifies.
“Assets” has the meaning Section 2.1 specifies.
“Bill of Sale and Assignment and Assumption Agreements” has the meaning Section 2.8(a)(iii) specifies.
“Buyer” has the meaning the preamble to this Agreement specifies.
“Buyer Disclosure Letter” has the meaning Article IV specifies.
“Buyer Fundamental Representations” means the representations of the Buyer in Sections 4.1, 4.2(a), 4.2(b) and 4.5.
“Buyer Indemnified Loss” has the meaning Section 8.2 specifies.
“Buyer Indemnitees” means the Buyer and its Affiliates and their respective directors, managers, general partners, officers and employees.

“Buyer Material Adverse Effect” means an event, circumstance, development, change or effect that, individually or in the aggregate, has materially impaired or delayed, or is reasonably likely to materially impair or delay, the ability of the Buyer to perform its obligations under this Agreement and to consummate the transactions contemplated hereby.
“Capital Stock” means, with respect to: (i) any corporation, any share, or any depositary receipt or other certificate representing any share, of an equity ownership interest in that corporation; and (ii) any other Entity, any share, membership, partnership or other percentage interest, unit of participation or other equivalent (however designated) of an equity interest in that Entity.
“Claim” means, as asserted (i) against any specified Person, any claim, demand or Proceeding made or pending against the specified Person for Damages to any other Person, or (ii) by the specified Person, any claim, demand or Proceeding of the specified Person made or pending against any other Person for Damages to the specified Person.
“Claim Notice” has the meaning Section 8.4(b) specifies.
“Closing” has the meaning Section 2.7 specifies.
“Closing Date” has the meaning Section 2.7 specifies.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Confidentiality Agreement” has the meaning Section 5.1(h) specifies.
“Consent” means any consent, release, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other Person, including any Permit, or, with respect to any equity interests, the waiver of any right of first refusal or similar Lien.
“Continuing Employees” has the meaning Section 5.8(a) specifies.
“Customer Contracts” has the meaning Section 2.1(b) specifies.
“Damage” or “Damages” means any out-of-pocket cost, damage, expense (including reasonable fees and expenses of attorneys, consultants and experts and Proceeding costs), fine, penalty, loss, liability and interest.
“Damages Cap” means $3,000,000.
“Data Room” means the Seller’s electronic data room maintained with PPHB LLC under the title “Project Excalibar.”
“Deductible” means $500,000.
“Direct Claim” has the meaning Section 8.6(a) specifies.

“Effective Time” has the meaning Section 2.7 specifies.
“Employee Plan” means all material employee benefit or compensation plans or programs established, maintained or sponsored by the Seller, or to which the Seller contributes, on behalf of any of the Seller Employees or nonemployee directors of the Seller, including material plans described in Section 3(3) of ERISA and any other material pension, profit-sharing, bonus, incentive compensation, deferred compensation, vacation, sick pay, stock purchase, stock option, phantom equity, unemployment, hospitalization or other medical, life or other insurance, long- or short-term disability, change of control, fringe benefit, but excluding Employment Agreements.
“Employment Agreement” means any material agreement to which the Seller is a party which then relates to the direct or indirect employment or engagement, or arises from the past employment or engagement, of any natural person by the Seller, whether as an employee or a nonemployee director, including any material employee leasing or service agreement and any noncompetition agreement.
“Entity” means any corporation, partnership of any kind, limited liability company, unlimited liability company, business trust, unincorporated organization or association, mutual company, joint stock company, joint venture or any other entity or organization.
“Environment” has the meaning Section 3.13(e)(i) specifies.
“Environmental Claims” has the meaning Section 3.13(c) specifies.
“Environmental Law” has the meaning Section 3.13(e)(ii) specifies.
“Environmental Permits” has the meaning Section 3.13(b) specifies.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” has the meaning Section 3.11(c) specifies.
“Financial Statements” means (i) the unaudited balance sheet of the Seller as of December 31, 2021 and the related unaudited profit and loss statement and statement of cash flows for the year ended December 31, 2021, and (ii) the unaudited balance sheet of the Seller as of June 30, 2022 and the related unaudited profit and loss statement and the statement of cash flows for the six-month period ended June 30, 2022.
“Forecast of the Acquired Business” means the internal production and sales forecast produced by the Excalibar business unit for the upcoming six months, including both volumes of Newpark Resources, Inc. and its Affiliates and third-party sales volumes, and all material types and grades, as previously made available to the Buyer.
“FTZ Status” has the meaning Section 5.1(g) specifies.
“GAAP” means generally accepted accounting principles and practices in the United States as in effect as of the date of this Agreement.

“Governmental Authority” means any instrumentality, subdivision, court, administrative agency, commission, official or other authority of any country or any state, municipality, locality or other government or political subdivision thereof, or any quasi-governmental or private body exercising any regulatory, taxing or other governmental or quasi-governmental authority.
“Hazardous Substance” has the meaning Section 3.13(e)(iii) specifies.
“Indebtedness” of any Person means, without duplication, (i) any liability of that Person (including any liability in respect of principal and accrued interest, penalties, breakage costs, make-whole amounts and premiums) (A) for borrowed money, (B) arising out of any extension of credit to or for the account of that Person (including reimbursement or payment obligations with respect to surety bonds, letters of credit, bankers’ acceptances and similar instruments) or for the deferred purchase price of property or other assets or services or arising under conditional sale or other title retention agreements or factoring agreements, in each case other than trade payables arising in the Ordinary Course of Business, (C) evidenced by notes, bonds, debentures or similar instruments, (D) in respect of leases of (or other agreements conveying the right to use) property or other assets which GAAP requires to be classified and accounted for as capital leases (other than real estate leases) or (E) in respect of interest rate swap, cap or collar agreements or similar arrangements providing for the mitigation of that Person’s interest rate risks either generally or under specific contingencies between that Person and any other Person; or (ii) any liability of others of the type described in the preceding clause (i) in respect of which that Person has incurred, assumed or acquired a liability by means of a guaranty, indemnity or other similar arrangement or a Lien on its assets.
“Indemnified Party” has the meaning Section 8.4(b) specifies.
“Indemnifying Party” has the meaning Section 8.4(b) specifies.
“Industrial District Assignment and Assumption Agreement” has the meaning Section 2.8(a)(ix) specifies.
“Inspection Date” has the meaning Section 2.5(a) specifies.
“Intellectual Property” means any and all rights in, arising out of or associated with any of the following in any jurisdiction in the world: (i) patents and patent applications, including all reissues, divisions, continuations, continuations-in-part, provisionals, substitutes, renewals and extensions thereof, and other government issued indicia of invention ownership; (ii) copyrights, and all copyright registrations and copyright applications and any renewals or extensions thereof; (iii) trademarks, service marks, brands, certification marks, trade dress, trade names, logos, slogans, domain names and other indicia of origin of use, whether registered or unregistered, and pending applications and renewals for any of the foregoing, together in each case with the goodwill connected with the use of or symbolized thereby; and (iv) trade secrets, know-how, proprietary and confidential information, including all proprietary rights in product specifications, compounds, processes, formulae, product or industrial designs, business information, technical and marketing plans and proposals, ideas, concepts, inventions, research and development, information disclosed by business manuals and drawings, technology, technical information, data, research records, customer, distributor and supplier lists and similar data and information and all other confidential or proprietary technical or business information and materials and all rights therein.

“Inventory Deficit” has the meaning Section 2.5(b)(ii) specifies.
“Inventory Excess” has the meaning Section 2.5(b)(i) specifies.
“Inventory Value” has the meaning Section 2.5(a) specifies.
“IP Assignment Agreement” has the meaning Section 2.8(a)(v) specifies.
“Katy Lease Agreement” has the meaning Section 2.8(a)(viii) specifies.
“Law” or “Laws” means (i) any law, statute, treaty, convention, code, ordinance, order, direction, rule, regulation, judgment, decree, injunction, writ, edict, authorization or other requirement of any Governmental Authority in effect at such time or (ii) any obligation included in any Permit or resulting from binding arbitration, including any requirement under common law.
“Leased Real Property” has the meaning Section 3.5(b) specifies.
“Lien” means, with respect to any property or other asset of any Person (or any revenues, income or profits of that Person therefrom), any mortgage, lien, security interest, pledge, attachment, levy, option, debt, right of first refusal or other charge or encumbrance thereupon or in respect thereof.
“Material Agreement” has the meaning Section 3.10(a) specifies.
“Ordinary Course of Business” means, with respect to the Seller, the ordinary course of business of the Acquired Business, consistent with past practices in all material respects.
“Organization Jurisdiction” means, as applied to (i) any corporation, the federal, state, provincial or other jurisdiction of incorporation, (ii) any limited liability company or limited partnership, the federal, state, provincial or other jurisdiction under whose Laws it is formed, organized and existing in that legal form, and (iii) any other Entity, the federal, state, provincial or other jurisdiction whose Laws govern that Entity’s internal affairs.
“Organizational Documents” means, with respect to any Entity at any time, in each case as amended, modified and supplemented at that time, (i) the articles or certificate of formation, incorporation, amalgamation or organization (or the equivalent organizational or constituent documents) of that Entity, (ii) the articles of association, bylaws, limited liability company agreement, limited partnership agreement or regulations (or the equivalent governing documents) of that Entity and (iii) each document setting forth the designation, amount and relative rights, limitations and preferences of any class or series of that Entity’s Capital Stock.

“Outside Date” has the meaning Section 7.1(b)(i) specifies.
“Owned Real Property” has the meaning Section 3.5(b) specifies.
“Parent” has the meaning the Recitals to this Agreement specify.
“Parent Guaranty” has the meaning the Recitals to this Agreement specify.
“Party” and “Parties” have the meanings the preamble to this Agreement specifies.
“PBGC” has the meaning Section 3.11(c) specifies.
“Permit” means any authorization, consent, approval, permit, franchise, certificate, certification, license, implementing order or exemption of, or registration or filing with, any Governmental Authority, including any certification or licensing of a natural person to engage in a profession or trade or a specific regulated activity.
“Permitted Liens” means (i) Liens described or referenced in Section 1.1A of the Seller Disclosure Letter (excluding Indebtedness and other liabilities and obligations (including security obligations and guarantees) of the Acquired Business that are required to be paid off and terminated at Closing); (ii) Liens for Taxes (x) that are not yet due or (y) that are being contested in good faith by appropriate Proceedings and for which reserves have been established in accordance with GAAP, (iii) Liens incurred or deposits made in the Ordinary Course of Business in connection with workers’ or unemployment compensation and employment insurance related liabilities and other Liens under social security laws or regulations, or similar foreign laws, (iv) Liens for amounts not yet due, or that are being contested in good faith in appropriate Proceedings and for which reserves have been established, to the extent required by GAAP, (v) vendors’ Liens in respect of trade payables incurred in the Ordinary Course of Business, (vi) any interest or title of a lessor of any assets being leased pursuant to an equipment lease, (vii) Liens caused or created by the Buyer or arising under this Agreement, (viii) with respect to real property, (A) restrictions imposed by applicable Law relating to zoning and land use and (B) matters that would be shown on an accurate survey of real property, (ix) Liens in effect as of the Closing Date that will be released upon payment of the Purchase Price and (x) other immaterial Liens and imperfections of title. Notwithstanding anything to the contrary contained herein, the term “Permitted Liens” does not include, and specifically excludes, the ABL Liens.
“Person” means any natural person, Entity, estate, trust, union or employee organization or Governmental Authority.
“Preliminary Commitment” has the meaning Section 5.1(a) specifies.
“Proceeding” means any action, case, proceeding, claim, grievance, suit or investigation or other proceeding (whether civil, criminal, administrative, judicial or investigative) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or any arbitrator.

“Product Sales Agreement” has the meaning Section 2.8(a)(vi) specifies.
“Purchase Price” has the meaning Section 2.4 specifies.
“Reference Inventory Amount” has the meaning Section 2.5(b)(i) specifies.
“Release” has the meaning Section 3.13(e)(iv) specifies.
“Remedial Action” has the meaning Section 3.13(e)(v) specifies.
“Representatives” means, with respect to any Person, the directors, officers, managers, employees, Affiliates, accountants, advisors, attorneys, consultants or other agents of that Person, or any other representatives of that Person.
“Restricted Activities” has the meaning Section 5.4(e) specifies.
“Retained Assets” has the meaning Section 2.3(a) specifies.
“Retained Liabilities” has the meaning Section 2.3(b) specifies.
“Rights” has the meaning Section 5.11 specifies.
“Seller” has the meaning the preamble to this Agreement specifies.
“Seller Disclosure Letter” has the meaning Article III specifies.
“Seller Employees” means the employees of the Seller, as of the date of this Agreement.
“Seller Fundamental Representations” means the representations and warranties of the Seller in Sections 3.1, 3.2, 3.4(a), 3.4(b), 3.5(b)(i), 3.5(b)(ii) and 3.17.
“Seller Indemnified Loss” has the meaning Section 8.3 specifies.
“Seller Indemnitees” means the Seller and its Affiliates and their respective directors, managers, members, officers and employees.

“Seller Material Adverse Effect” means an event, circumstance, development, change or effect that, individually or in the aggregate, (i) is reasonably likely to have a material adverse effect on the ability of the Seller to perform its obligations under this Agreement and to consummate the transactions contemplated hereby or (ii) has had or is reasonably likely to have a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Acquired Business; provided, however, that, in each case, no event, circumstance, development, change or effect resulting from any of the following shall be deemed to constitute, or shall be taken into account in determining whether there has been or would reasonably be expected to be, a Seller Material Adverse Effect: (A) changes in global or national economic conditions, including changes in prevailing interest rates, credit markets, currency exchange rates, market conditions or the price of commodities or raw materials used by the Acquired Business, (B) changes or trends in the industry in which the Acquired Business operates or in which the services of the Acquired Business are used, (C) changes in global or national political conditions, including the outbreak, continuation or escalation of war (whether or not declared), hostilities, military conflict or acts of terrorism, (D) earthquakes, hurricanes, tsunamis, typhoons, lightning, hailstorms, blizzards, tornadoes, droughts, floods, cyclones, arctic frosts, mudslides, wildfires and other natural disasters, weather conditions, epidemics, pandemics or disease outbreaks (including the COVID-19 virus) and similar force majeure events, (E) changes (or proposed changes) in applicable Law or the interpretation, enforcement or implementation thereof or changes (or proposed changes) in GAAP, or the interpretation thereof, (F) any failure by the Acquired Business to meet any internal or third party projections or forecasts or estimates of revenue, earnings or other performance measures or operating statistics for any period (provided, however, that this clause (F) shall not operate to exclude from the definition of “Seller Material Adverse Effect” any set of facts or circumstances that cause or result in any such failure unless otherwise excluded hereunder), (G) changes, including impacts on relationships with customers, suppliers, employees, labor organizations or Governmental Authorities, in each case attributable to the execution, announcement, pendency or consummation of this Agreement, any other Transaction Document or the transactions contemplated hereby or thereby, including as a result of the identity of the Buyer or plans or announced intentions of the Buyer with respect to the Acquired Business, (H) any effect arising out of any action expressly consented to, required or requested by the Buyer in writing to be taken pursuant to this Agreement, or any effect of not taking any action that is prohibited to be taken under this Agreement or (I) any event, circumstance, development, change or effect that is cured by the Seller prior to the Closing; provided, however, that events, circumstances, developments, changes or effects set forth in clauses (A) through (F) above may be taken into account in determining whether there has been or is reasonably likely to have a Seller Material Adverse Effect if and only to the extent such events, circumstances, developments, changes or effects have a materially disproportionate adverse effect on the Acquired Business in relation to others in the industry, and are not excluded by another of clauses (A) through (F). In addition, the determination of the dollar value or impact of any events, circumstances, developments, changes or effects under the preceding sentence shall be based solely on the actual dollar value of such events, circumstances, developments, changes or effects, on a dollar-for-dollar basis, and shall not take into account (x) any multiplier valuations, including any multiple based on earnings or other financial indicia or (y) any consequential damages or other consequential valuation.
“Specified Inventory Orders” means the inventory orders set forth on Section 1.1B of the Seller Disclosure Letter.
“Subsidiary” of any specified Person at any time means any Entity of which (i) such Person or any other Subsidiary of such Person is a general partner, managing member or sole or controlling member or (ii) at least a majority of the Capital Stock having by their terms ordinary voting power to elect a majority of the board of directors, managers or others performing similar functions with respect to such Entity is, directly or indirectly, owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and any one or more of its Subsidiaries.
“Supplier Contracts” has the meaning Section 2.1(c) specifies.
“Survey” has the meaning Section 5.1(b) specifies.
“Surveyor” has the meaning Section 5.1(b) specifies.
“Survival Period” has the meaning Section 8.1(a) specifies.
“Tax” or “Taxes” means all net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, goods and services, harmonized sales, franchise, capital, capital gains, withholding, payroll, employer health, real property, personal property, social security, employment, unemployment, excise, property, deed, stamp, alternative, net worth or add-on minimum, environmental or other taxes, assessments, duties, levies or similar governmental charges in the nature of a tax, together with any interest, penalties, fines or additions to tax with respect thereto, imposed by any Taxing Authority.
“Tax Benefit” has the meaning Section 8.7(c) or Section 8.7(d) specifies, as applicable.
“Tax Returns” means the returns, reports, information returns, claims for refund and other forms or documents (including any amendments thereto and any related or supporting information) required to be filed with any Taxing Authority in connection with any Tax.
“Taxing Authority” means any Governmental Authority having or purporting to exercise jurisdiction with respect to any Tax.
“Third-Party Claim” means any Claim that is made, given or instituted by a third party that is not an Affiliate of a Party (including any Governmental Authority).
“Third-Party Provisions” has the meaning Section 9.12 specifies.
“Threshold Amount” means $50,000.
“Title Company” has the meaning Section 5.1(a) specifies.
“Title Commitment” has the meaning Section 5.1(a) specifies.
“Title Policy” has the meaning Section 5.1(d) specifies.
“Title Review Period” has the meaning Section 5.1(c) specifies.
“Transaction Documents” means this Agreement, the Assignment and Assumption Agreements, the IP Assignment Agreement, the Product Sales Agreement, the Transition Services Agreement, the Katy Lease Agreement and the other written ancillary agreements, documents, instruments and certificates executed under or in connection with this Agreement.

“Transfer Taxes” means all sales, use, value added, goods and services, harmonized sales, transfer, documentary, stamp, registration and other similar Taxes arising from, based on or related to the transactions contemplated by this Agreement.
“Transition Services Agreement” has the meaning Section 2.8(a)(vii) specifies.
Section 1.2Other Defined Terms. Words and terms used in this Agreement that other Sections of this Agreement define are used in this Agreement as those other Sections define them.
Section 1.3Other Definitional Provisions.
(a)Except as this Agreement otherwise specifies, all references herein to any Law defined or referred to herein, including the Code, are references to that Law or any successor Law, as the same may have been amended or supplemented from time to time through the date hereof, and any rules or regulations promulgated thereunder.
(b)The words “herein,” “hereof” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any provision of this Agreement, and the words “Article,” “Section,” “Recitals,” “Schedule” and “Exhibit” refer to Articles and Sections of, the Recitals to, and Schedules and Exhibits to, this Agreement unless it otherwise specifies.
(c)Whenever the context so requires, the singular number includes the plural and vice versa, and a reference to one gender includes the other gender and the neuter.
(d)As used in this Agreement and unless the context otherwise requires, the word “including” (and, with correlative meaning, the word “include”) means including, without limiting the generality of any description preceding that word, the word “or” shall be disjunctive but not exclusive and the words “shall” and “will” are used interchangeably and have the same meaning.
(e)As used in this Agreement, the term “business day” means any day other than a Saturday, a Sunday or a day on which commercial banks are authorized or required to close in New York, New York or Houston, Texas.
(f)The phrase “to the knowledge of the Seller” or any similar phrase means such facts and other information that are actually known, without any independent investigation or inquiry, to David Henrick, Kim Kairdolf and Gregg Piontek; the phrase “to the knowledge of the Buyer” or any similar phrase means such facts and other information that are actually known, without any independent investigation or inquiry, to John H. Waters, Jerry Bertram, Al Wilson or Stacy Tomblin.
(g)As used in this Agreement, all references to “dollars” or “$” mean United States dollars.

(h)The term “made available to the Buyer,” “provided to the Buyer” or similar phrases shall mean (i) made and remaining available to the Buyer and its Representatives in the Data Room at least one business day prior to the date hereof or (ii) actually delivered to the Buyer or its Representatives.
Section 1.4Captions. This Agreement includes captions to Articles, Sections and subsections of this Agreement and the Schedules and Exhibits thereto for convenience of reference only, and these captions do not constitute a part of this Agreement for any other purpose or in any way affect the meaning or construction of any provision of this Agreement.
ARTICLE II
THE ASSET PURCHASE
Section 2.1    The Asset Purchase. At the Closing, on the terms and subject to the conditions this Agreement sets forth, the Seller will sell, convey, assign and transfer to the Buyer or one or more Acquisition Entities, as the case may be, and the Buyer or such Acquisition Entity or Entities, as the case may be, will purchase and acquire from the Seller, all of the Seller’s rights, title and interest, in each case free and clear of all Liens, except for Permitted Liens, in, under and to all of the assets, rights, titles, interests, and properties of the Seller (of whatever kind or nature, real or personal, tangible or intangible, and wherever located and by whomever possessed), whether owned, licensed or leased by the Seller, that are used in, devoted to or necessary to the operations of the Acquired Business, except for the Retained Assets (the “Assets"), including, without limitation, the following:
(a)all Owned Real Property and all Leased Real Property;
(b)all customer lists, sales and service records, credit data and other information relating to present and past customers of the Acquired Business;
(c)all written executory contracts, agreements and open purchase orders under which the Acquired Business provides or will provide products or services to its customers, including those Section 2.1(c) of the Seller Disclosure Letter identifies (collectively, the “Customer Contracts”);
(d)all written executory contracts and open purchase orders under which the Acquired Business acquires or will acquire products or services from its suppliers, including those Section 2.1(d) of the Seller Disclosure Letter identifies (collectively, the “Supplier Contracts”);
(e)all written executory contracts and agreements under which the Seller rents or leases furniture, fixtures, equipment or vehicles used or held for use in the Acquired Business, including those Section 2.1(e) of the Seller Disclosure Letter identifies;
(f)all vehicles and other transportation equipment used or held for use by the Seller in the Acquired Business, including those Section 2.1(f) of the Seller Disclosure Letter identifies;
(g)all the equipment, machinery, tools, appliances, telephone systems, copy machines, fax machines, implements, spare parts, supplies, furniture and all other tangible personal property of every kind and description used or held for use by the Acquired Business, including all the items Section 2.1(g) of the Seller Disclosure Letter identifies, together with any rights or claims of the Seller arising out of the breach of any express or implied warranty by the constructors, fabricators, manufacturers or sellers of any of those assets;

(h)all inventories and other materials and supplies, including finished goods, finished components, prepayments, in transit, work-in-process, raw materials and purchased parts, purchased for use by the Acquired Business;
(i)to the extent transferable under applicable Governmental Requirements, copies of all sales and sales promotional data, advertising materials, credit information, cost and pricing information, equipment maintenance data, research and development reports and records, production reports and records, service and warranty records, preventative maintenance manuals, operating guides and manuals, purchasing records and information, supplier lists, business plans, reference catalogs, payroll and personnel records, stationery, purchase orders, sales forms, labels, catalogs, brochures, artwork, photographs, product display and other similar property, rights and information, in each case used or held for use in the Acquired Business;
(j)all Intellectual Property of the Seller used by the Acquired Business, including those Section 3.15 of the Seller Disclosure Letter identifies, and all tangible embodiments of the Intellectual Property of the Seller used by the Acquired Business, including all engineering, production and other designs, drawings, specifications, formulas, technology, computer and electronic data processing programs and software, inventions, processes and know-how used by the Acquired Business;
(k)all contracts and agreements under which the Acquired Business is granted rights in the Intellectual Property used in the Acquired Business from, or under which the Seller has granted rights in any Intellectual Property of the Seller and used in the Acquired Business to, any Person, to the extent assignable;
(l)all rights, title and interest of the Seller in the name “Excalibar” or any variants of such name; and
(m)all rights in, to and under all Permits and other rights under any applicable Laws relating to the Acquired Business, to the extent such rights are transferable under applicable Laws.
Section 2.2    Assumed Liabilities.
On the Closing Date, the Buyer will, or will cause one or more Acquisition Entities to, assume, effective as of the Effective Time, the following obligations of the Seller (these obligations, and only these obligations, being the “Assumed Liabilities”): (i) the liabilities and obligations of the Seller listed in Section 2.2 of the Seller Disclosure Letter; (ii) the Leased Real Property; and (iii) subject to Section 2.3(b)(vii) below, the obligations of the Seller under the contracts listed under the captions “Customer Contracts” and “Supplier Contracts” in Sections 2.1(c) and 2.1(d) of the Seller Disclosure Letter, any other contracts and agreements with customers and suppliers of the Acquired Business (to the extent such contracts and agreements are included in the Assets), and the contracts and agreements identified in Section 2.1(e) of the Seller Disclosure Letter.
Section 2.3    Retained Assets and Retained Liabilities.
(a)Other than the Assets, the Seller is not selling, and the Buyer is not acquiring, any other assets or properties of the Seller, and all such other assets and properties shall be excluded from the Assets (the “Retained Assets”). The Retained Assets include, without limitation, the following:
(i)any assets set forth on Section 2.3 of the Seller Disclosure Letter;

(ii)the corporate seal, Charter Documents and minute books, stock books and any other corporate records of the Seller;
(iii)any cash, cash equivalents, marketable securities, bank deposits, investment accounts, lockboxes, certificates of deposit, bank accounts, credit cards and other similar items, Accounts Receivable or rights with respect to any prepaid expenses and deposits of the Seller outstanding as of the Effective Time that are set forth on Section 2.3 of the Seller Disclosure Letter (and, for the sake of clarity, the Buyer shall reimburse the Seller for the amount of any such prepaid expenses and deposits); and
(iv)the rights that accrue or will accrue to the Seller under this Agreement and the other Transaction Documents.
(b)    Neither the Buyer nor any Acquisition Entity shall assume, and none of them shall be obligated by this Agreement to pay, perform, discharge or otherwise be responsible for, any debts, liabilities or obligations of the Seller or the Acquired Business, whether accrued, absolute, contingent or otherwise, oral or written, disclosed or undisclosed, except the Assumed Liabilities, and all those debts, liabilities and obligations other than the Assumed Liabilities (the “Retained Liabilities”) will remain the responsibilities and obligations of the Seller. Without limiting the generality of the foregoing and notwithstanding any other provision of this Agreement, it is expressly agreed that neither the Buyer nor any Affiliate thereof will assume or incur any liabilities or obligations based on, arising out of or in connection with:
(i)    any Proceeding, warranty claim, Environmental Claim or any other claim associated with or relating to the Assets or the Acquired Business arising out of circumstances existing or actions or omissions occurring prior to the Effective Time;
(ii)    (A) except for Transfer Taxes that are the responsibility of the Buyer pursuant to Section 5.5, any Taxes of the Seller arising from, based on or related to the Acquisition or any other transaction effected pursuant to the Transaction Documents; (B) any Taxes that relate to the Acquired Business or any of the Assets, whether absolute, accrued, contingent or otherwise, for taxable periods (or portions thereof) ending on or before the Closing Date; and (C) any Taxes imposed on or incurred by the Seller or its Affiliates with respect to assets other than the Assets or operations or income other than the operations or income of the Acquired Business;
(iii)    any liabilities with respect to any Employee Plan or Employment Agreement or any claims for wages or for severance or any other termination costs arising out of alleged or actual employment loss;

(iv)    any Indebtedness or accounts payable of the Seller outstanding as of the Effective Time;
(v)any liabilities, obligations or expenses of the Seller for any broker’s or finder’s commission relating to this Agreement or any of the transactions this Agreement contemplates;
(vi)any liabilities or obligations of the Seller arising from or incurred in connection with the negotiation, preparation or execution of this Agreement or the transactions this Agreement contemplates, including fees and expenses of counsel; or
(vii)any liabilities, debts or obligations arising out of actions taken or work done by the Seller prior to the Effective Time, including liabilities or obligations under any contract, commitment or arrangement, including those set forth in any Customer Contract or Material Agreement resulting from events or occurrences or relating to periods ending on or prior to the Effective Time.
Section 2.4    Acquisition Consideration.
In consideration of the sale, conveyance, assignment and transfer of the Assets by the Seller to the Buyer or one or more Acquisition Entities, as applicable, and in reliance on the representations and warranties made herein by the Seller, the Buyer agrees on the Closing Date to assume (or to cause one or more Acquisition Entities to assume) the Assumed Liabilities in accordance with Section 2.2 and to pay the Seller, or arrange for payment to the Seller of, the Acquisition Consideration, plus an amount equal to the Inventory Excess (or minus an amount equal to the Inventory Deficit), as provided in Section 2.5 (the “Purchase Price”).
Section 2.5    Inventory Adjustment.
(a)Not later than twenty-one (21) business days prior to the Closing Date, the Seller and the Buyer shall jointly engage a mutually agreed upon surveyor to conduct a physical count of the inventory included in the Assets (the date of such count being the “Inspection Date”). Not later than three (3) business days prior to the Closing Date, the Parties will use the results of the physical count of such inventory on the Inspection Date, current inventory values and anticipated inventory movements prior to the Closing Date in the Ordinary Course of Business to mutually agree upon the value of such inventory as of the Closing Date (the “Inventory Value”).
(b)The Acquisition Consideration shall be adjusted, upwards or downwards, as follows;
(i)If the Inventory Value is greater than Twenty Four Million and Five Hundred Thousand Dollars ($24,500,000) (the “Reference Inventory Amount”), the Purchase Price shall be adjusted upwards in an amount equal to the difference (the “Inventory Excess”) between the Inventory Value and the Reference Inventory Amount; and
(ii) If the Reference Inventory Amount is greater than the Inventory Value, the Purchase Price shall be adjusted downwards in an amount equal to the difference between the Reference Inventory Amount and the Closing Inventory Value (the “Inventory Deficit”).

Section 2.6    Payment of the Purchase Price. On the Closing Date, the Buyer will pay the Seller the Purchase Price by wire transfer or other delivery of immediately available funds to the designated account of the Seller (which shall be provided by the Seller to the Buyer at least two Business Days prior to the Closing Date).
Section 2.7    The Closing. Upon the terms and subject to the conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) will take place virtually via the exchange of executed documents and other deliverables by PDF or other means of electronic delivery on the date hereof, on the fifth Business Day after the date on which the satisfaction or, to the extent permitted by Law, waiver of all conditions to the obligations of the Parties set forth in Article VI (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date, but subject to the fulfillment or waiver of those conditions) shall occur, provided, that, if such date is not the last Business Day of a calendar month, the closing shall take place on the date that is the next last Business Day of a calendar month following such date, or at such other time or on such other date as the Parties agree in writing (the “Closing Date”). The effective time of the Acquisition (the “Effective Time”) will be 11:59 p.m., Houston, Texas time, on the Closing Date.
Section 2.8    Closing Deliverables.
(a)    On the Closing Date, the Buyer will deliver, or cause to be delivered, to the Seller:
(i)a certificate duly executed by the secretary or any assistant secretary of the Buyer, dated as of the Closing Date, attaching and certifying on behalf of the Buyer (A) the Organizational Documents of the Buyer and (B) the resolutions of the board of directors (or other appropriate governing body) of the Buyer authorizing the execution, delivery and performance by the Buyer of the Transaction Documents to which it is a party and the transactions contemplated thereby;
(ii)the closing certificate contemplated by Section 6.3(c);
(iii)one or more bill(s) of sale and assignment and assumption agreements (the “Bill of Sale and Assignment and Assumption Agreements”), substantially in the form of Exhibit B, which provide for the assignment of all of the Assets to the Buyer or the applicable Acquisition Entity and the assumption of all of the Assumed Liabilities by the Buyer or the applicable Acquisition Entity, each duly executed by the Buyer or the applicable Acquisition Entity;
(iv)with respect to each Leased Real Property, an assignment and assumption of lease, substantially in the form of Exhibit C, duly executed by the Buyer or the applicable Acquisition Entity;

(v)an Intellectual Property Assignment Agreement (the “IP Assignment Agreement”), substantially in the form of Exhibit D, duly executed by the Buyer or the applicable Acquisition Entity;
(vi)a Product Sales Agreement (the “Product Sales Agreement”), substantially in the form of Exhibit E, duly executed by the Buyer or the applicable Acquisition Entity;
(vii) a Transition Services Agreement (the “Transition Services Agreement”), substantially in the form of Exhibit F, duly executed by the Buyer or the applicable Acquisition Entity;
(viii)a Lease Agreement (the “Katy Lease Agreement”), substantially on the terms set forth in the form of Exhibit G, duly executed by the Buyer or the applicable Acquisition Entity;
(ix)an Assignment and Assumption Agreement with respect to Industrial District Agreement (the “Industrial District Assignment and Assumption Agreement”), substantially on the terms set forth in the form of Exhibit H, duly executed by the Buyer or the applicable Acquisition Entity; and
(x)such other documents and instruments as may reasonably be required to consummate the transactions contemplated hereby.
(b)    On the Closing Date, the Seller will deliver, or cause to be delivered, to the Buyer (or in the case of clause (x) below, make available to the Buyer):
(i)    a certificate duly executed by the secretary or any assistant secretary of the Seller, dated as of the Closing Date, attaching and certifying on behalf of the Seller (A) the Organizational Documents of the Seller and (B) the resolutions of the sole member (or other appropriate governing body) of the Seller authorizing the execution, delivery and performance by the Seller of the Transaction Documents to which it is a party and the transactions contemplated thereby;
(ii)    the closing certificate contemplated by Section 6.2(c);
(iii)    the Bill of Sale and Assignment and Assumption Agreements, each duly executed by the Seller;
(iv)    with respect to each Owned Real Property, a warranty deed (a special warranty deed for any Owned Real Property in the State of Texas), substantially in the form of Exhibit I, duly executed and notarized by the Seller;
(v)    with respect to each Leased Real Property, an assignment and assumption of lease, substantially in the form of Exhibit C, duly executed by the Seller;
(vi)    the IP Assignment Agreement, duly executed by the Seller;

(vii)    the Product Sales Agreement, duly executed by the Seller;
(viii)    the Transition Services Agreement, duly executed by the Seller;
(ix)    the Katy Lease Agreement, duly executed by the Seller;
(x)    the Industrial District Assignment and Assumption Agreement, duly executed by the Seller;
(xi)a properly completed certificate described in United States Treasury Regulations Section 1.1445-2 dated on or before the Closing Date of the Seller stating that the Seller (or, if the Seller is a disregarded entity for U.S. federal income tax purposes, its owner) is not a “foreign person” as defined in Section 1445 of the Code;
(xii)copies of all books, records and materials relating to the Acquired Business (excluding those items included in the Retained Assets), to the extent copies of such books, records and materials can be made available to the Buyer without unreasonable effort; and
(xiii)such other documents and instruments as may reasonably be required to consummate the transactions contemplated hereby.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLER
Except as set forth in a letter delivered by the Seller to the Buyer concurrently with the execution and delivery of this Agreement (the “Seller Disclosure Letter”), the Seller represents and warrants to the Buyer, as of the date of this Agreement, as follows:
Section 3.1    Organization. The Seller is duly organized, validly existing and in good standing under the Laws of the State of Texas and has all requisite corporate or other entity power and authority under those Laws and its respective Organizational Documents to own, lease or otherwise hold its properties and assets and to carry on its business as conducted as of the date hereof. The Seller is duly qualified and licensed, as may be required, and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification and licensing necessary, other than in such jurisdictions where the failure to be so qualified and licensed would not result in a Seller Material Adverse Effect. The Seller has made available to the Buyer complete and correct copies of the Organizational Documents of the Seller, each as amended to the date hereof.
Section 3.2    Authorization/Enforceability.
(a)The Seller has the full corporate power, legal capacity and authority to execute and deliver this Agreement and each other Transaction Document to which the Seller is a party and to perform the Seller’s obligations in this Agreement and in all other Transaction Documents to which the Seller is a party. The execution and delivery by the Seller of the Transaction Documents to which it is a party, the performance by the Seller of its obligations under each Transaction Document to which it is a party in accordance with their respective terms and the consummation of the transactions contemplated by the Transaction Documents have been duly and validly authorized by all requisite limited liability company action of the Seller and no other limited liability company action or other organizational proceedings on the part of the Seller is necessary to authorize the Transaction Documents to which the Seller is or will be party.
(b)This Agreement constitutes, and each such other Transaction Document to which the Seller is a party, when the Seller executes and delivers it in accordance with its terms, will constitute, the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as that enforceability may be (i) limited by any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and (ii) subject to general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law).
Section 3.3    No Conflicts. Except as set forth in Section 3.3 of the Seller Disclosure Letter, neither the execution, delivery and performance of any Transaction Document to which the Seller is a party, nor the consummation by the Seller of the transactions contemplated hereby, will (i) conflict with, violate or result in any breach of any provision of the Seller’s Organizational Documents, (ii) assuming all consents, approvals, authorizations and other actions described in Section 3.3 of the Seller Disclosure Letter, if any, have been obtained, and all filings and obligations described in Section 3.3 of the Seller Disclosure Letter, if any, have been made, conflict with or violate any Law applicable to the Seller or by which any of its properties or assets are bound, or (iii) require any consent or notice, or result in any violation or breach of or constitute (with or without notice or lapse of time or both) a default (or give to others any right of termination, amendment, acceleration or cancellation) under, or result in the triggering of any payments or in the loss of any material benefit under, or result in the creation of a Lien (other than Permitted Liens and the ABL Liens) in any property or asset of the Seller, in all cases, pursuant to any of the terms, conditions or provisions of any Material Agreement.
Section 3.4    Assets.
(a)Except as set forth in Section 3.4 of the Seller Disclosure Letter, all rights, services, properties and assets, whether tangible or intangible, real or personal, including all such furniture, machinery, equipment, vehicles and all other items that are either (i) necessary for the conduct of the Acquired Business as currently conducted by Seller or (ii) used or held for use by Seller in connection with owning and operating the Acquired Business as it is currently operated by Seller are (A) either owned by Seller or licensed or leased to Seller, and (B) either (1) included in the Assets or (2) will be made available to Buyer pursuant to the Transition Services Agreement. The Assets, together with the services provided pursuant to the Transition Services Agreement and the arrangements contemplated by the other Transaction Documents (including the lease agreement for the administrative office located in Katy, Texas), are sufficient for the continued conduct of the Acquired Business immediately following the Closing in substantially the same manner as conducted prior to the Closing. None of the Retained Assets are material to conduct of the Acquired Business, other than any Retained Assets that will be made available to Buyer pursuant to the Transition Services Agreement.
(b)    The Seller has good and marketable title to, or a valid leasehold interest in, all of the Assets, free and clear of all Liens other than Permitted Liens and the ABL Liens.

(c)    Except as set forth in Section 3.4(c) of the Seller Disclosure Letter, the tangible personal property and buildings, fixtures and other structural improvements on the Leased Real Property, in each case to the extent included as Assets, are in reasonable operating repair and condition in regard with their age, suitable for the conduct of the Business in all material respects, normal wear and tear excepted.
(d)    The Seller has good and marketable title to, or a valid leasehold interest in, all of the Assets, free and clear of all Liens other than Permitted Liens and the ABL Liens.
Section 3.5    Real Property.
(a)Section 3.5(a) of the Seller Disclosure Letter contains, as of the date of this Agreement, a list of all real property owned by or leased by the Seller, indicating whether the property is owned or leased.
(b)The Seller (i) has good and marketable title to all real property and all the facilities and structures located thereon referred to as “Owned” by the Seller in Section 3.5(a) of the Seller Disclosure Letter (the “Owned Real Property”), in each case free and clear of Liens other than Permitted Liens and the ABL Liens, except in each case as set forth in Section 3.5(b) of the Seller Disclosure Letter, (ii) has a good and valid leasehold interest in the real property, including facilities, structures and other improvements thereon, purported to be leased to it under leases with respect thereto (the “Leased Real Property”), in each case free and clear of Liens other than Permitted Liens and the ABL Liens, except in each case as set forth in Section 3.5(b) of the Seller Disclosure Letter, and (iii) is the holder and enjoys the benefit of the easements and similar rights that the Seller purports to hold or to which the Seller purports to have any rights, and the rights of the Seller with respect to each such easement or similar right are in full force and effect.
Section 3.6    Litigation.
(a)No Proceeding is pending and publicly filed or, to the knowledge of the Seller, threatened in writing, to which the Seller is or may become a party which (i) questions or involves the validity or enforceability of any obligation of the Seller under any Transaction Document, (ii) seeks (or reasonably may be expected to seek) to prevent or delay consummation by the Seller of the transactions contemplated by the Transaction Documents or (iii) except as set forth in Section 3.6(a) of the Seller Disclosure Letter, could reasonably be expected to have a Seller Material Adverse Effect.
(b)Except as set forth in Section 3.6(b) of the Seller Disclosure Letter, there is no material Proceeding by or against the Seller or any of its Affiliates arising out of, relating to, or otherwise in connection with the Acquired Business, pending and publicly filed, or, to the knowledge of the Seller, threatened.
(c)Except as Section 3.6(c) of the Seller Disclosure Letter sets forth, there are no existing orders of any Governmental Authority affecting any of the Assets or the Acquired Business that could reasonably be expected to have a Seller Material Adverse Effect.
(d)Notwithstanding the foregoing, no representation or warranty in this Section 3.6 is made with respect to (i) employee benefit matters, which are covered exclusively by the provisions set forth in Section 3.11, (ii) environmental matters, which are covered exclusively by the provisions set forth in Section 3.13, (iii) matters relating to Taxes, which are covered exclusively by the provisions set forth in Section 3.14, or (iv) intellectual property matters, which are covered exclusively by the provisions set forth in Section 3.15.

Section 3.7    Absence of Certain Changes. Except as otherwise contemplated by this Agreement or as set forth in Section 3.7 of the Seller Disclosure Letter, since June 30, 2022, (a) the Seller has conducted the Acquired Business only in the Ordinary Course of Business, and (b) the Seller has not suffered a Seller Material Adverse Effect.
Section 3.8    Compliance with Law. The Acquired Business is not being (and since January 1, 2022 has not been) conducted in violation of any applicable Law, except for any such violations that would not, individually or in the aggregate, result in a Seller Material Adverse Effect; provided, however, that no representation or warranty in this Section 3.8 is made with respect to (a) employee benefit matters, which are covered exclusively by the provisions set forth in Section 3.11, (b) environmental matters, which are covered exclusively by the provisions set forth in Section 3.13, (d) matters relating to Taxes, which are covered exclusively by the provisions set forth in Section 3.14, or (d) intellectual property matters, which are covered exclusively by the provisions set forth in Section 3.15.
Section 3.9    Permits. The Seller holds the Permits required or necessary to conduct its business as currently conducted, except for such Permits, the lack of which would not, individually or in the aggregate, result in a Seller Material Adverse Effect; provided, however, that no representation or warranty in this Section 3.9 is made with respect to Permits issued pursuant to Environmental Laws, which are covered exclusively in Section 3.13.
Section 3.10    Material Agreements.
(a)Section 3.10(a) of the Seller Disclosure Letter lists, as of the date of this Agreement, each written contract or agreement related to the Acquired Business and to which the Seller is a party (each such written contract or agreement, a “Material Agreement”):
(i)that is a partnership, joint venture or cost sharing agreement;
(ii)that is a guaranty, suretyship or performance bond;
(iii)that is an instrument, agreement or other obligation evidencing or relating to Indebtedness of the Seller involving more than $100,000;
(iv)that is a contract to purchase or sell real property;
(v)that is an agreement with sales or commission agents, public relations or advertising agencies, accountants or attorneys (other than in connection with this Agreement and the transactions this Agreement contemplates) involving total payments within any 12-month period in excess of $100,000 and which is not terminable without penalty and on no more than 30 days’ prior notice;

(vi)that is an agreement for the acquisition by the Seller or provision to the Seller of services, supplies, equipment, inventory, fixtures or other property or assets involving more than $100,000 in the aggregate;
(vii)that is a contract containing any noncompetition agreement, covenant or undertaking that restricts the Seller or the Acquired Business;
(viii)that is an agreement providing for the purchase from a supplier of all or substantially all the requirements of the Seller or the Acquired Business of a particular product or service; or
(ix)that is any other agreement or commitment not made in the Ordinary Course of Business which is Material to the Acquired Business.
(b)    Except as would not result in a Seller Material Adverse Effect, such Material Agreements are in full force and effect (except for any such Material Agreement that has expired pursuant to its terms) and the Seller has and, to the knowledge of the Seller, all other parties thereto have, performed all obligations required to be performed by them and there is no default or dispute thereunder, nor has any event occurred which, with notice or lapse of time or both, would constitute a default by the Seller under any such Material Agreement. The Seller has made available to the Buyer complete and correct copies of all Material Agreements.
Section 3.11    Employee Matters.
(a)Section 3.11(a) of the Seller Disclosure Letter lists, as of the date of this Agreement, the name, job title, hourly rate or annual base salary (as applicable), hire date, accrued but unused vacation days and country of employment (as of the date shown in Section 3.11(a) of the Seller Disclosure Letter) of each Seller Employee.
(b)Section 3.11(b) of the Seller Disclosure Letter lists, as of the date of this Agreement, each Employee Plan in which the Seller Employees participate and each Employment Agreement with any Seller Employee.
(c)With respect to each Employee Plan that is intended to qualify under Section 401(a) or 401(k) of the Code, as of the date of this Agreement, such plan has received a favorable determination letter (or in the case of a preapproved plan or a master or prototype plan, a favorable opinion letter, or in the case of a volume submitter plan, a favorable advisory letter) from the Internal Revenue Service with respect to its qualification, and its related trust has been determined to be exempt from tax under Section 501(a) of the Code and, to the knowledge of the Seller, nothing has occurred since the date of such letter that would reasonably be expected to materially and adversely affect such qualification or exemption. With respect to each Employee Plan, except as would not result in a Seller Material Adverse Effect, (i) each such plan has been administered in compliance with its terms and applicable Laws; (ii) neither the Seller nor any ERISA Affiliate has engaged in any transaction or acted or failed to act in any manner that would subject the Seller to any liability for a breach of fiduciary duty under ERISA; (iii) no disputes, government audits, examinations or, to the knowledge of the Seller, investigations are pending or, to the knowledge of the Seller, threatened in writing other than ordinary claims for benefits; (iv) the Seller has not engaged in any transaction in violation of Section 406(a) or (b) of ERISA or Section 4975 of the Code for which no exemption exists under Section 408 of ERISA or Section 4975(c) or 4975(d) of the Code; (v) all contributions, premiums or payments due have been made on a timely basis or have been properly recorded on the books of the Seller; (vi) the minimum funding standards (within the meaning of Sections 412 and 430 of the Code or Section

302 of ERISA) are satisfied, whether or not waived, and no application for a waiver of the minimum funding standard has been submitted to the Internal Revenue Service; (vii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred within the one-year period prior to the date of this Agreement; (viii) no liability (other than for premiums to the Pension Benefit Guaranty Corporation (the “PBGC”)) under Title IV of ERISA has been or is reasonably expected to be incurred the Seller or any ERISA Affiliate, and all premiums to the PBGC have been timely paid in full; (ix) the PBGC has not instituted proceedings to terminate any Employee Plan that is subject to Title IV of ERISA; (x) no Employee Plan is currently, or is reasonably expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); and (xi) no events have occurred that could result in a payment by or assessment against the Seller of any excise taxes under Section 4972, 4975, 4976, 4979, 4980B, 4980D, 4980E or 5000 of the Code. For purposes of this Agreement, “ERISA Affiliate” means any trade or business, whether or not incorporated, which together with the Seller would be deemed a single employer within the meaning of Section 414(b), (c) or (m) of the Code or Section 4001(b)(1) of ERISA.
(d)In relation to any of the Seller Employees, the Seller is not subject to any agreement with any labor union or employee association, and the Seller has not, since January 1, 2022, made any commitment to or conducted negotiations with any labor union or employee association with respect to any future agreement and, to the knowledge of the Seller, there is no current attempt to organize, certify or establish any labor union or employee association.
(e)In relation to any of the Seller Employees, except as described in Section 3.11(e) of the Seller Disclosure Letter, neither the execution or delivery of this Agreement or any other Transaction Document nor the consummation of the transactions contemplated hereby or thereby will (i) result in any payment becoming due to any Seller Employee, (ii) increase any benefit otherwise payable under an Employee Plan, (iii) result in the acceleration of the time of payment or vesting of any compensation or benefits under an Employee Plan or (iv) result in any parachute payment, as defined in Section 280G of the Code, to any Seller Employee.
Section 3.12    Financial Information. Except as disclosed in the Financial Statements, each of the balance sheets of the Seller included in the Financial Statements presents fairly, in all material respects, the financial position of the Seller at the date thereof, and each of the statements of income and cash flows of the Seller included in the Financial Statements presents fairly, in all material respects, the results of operations and cash flows of the Seller for the period indicated, in each case in accordance with GAAP (except as Section 3.12 of the Seller Disclosure Letter sets forth and except for the absence of footnote disclosures and subject, in the case of the interim financial statements, to normal and recurring year-end adjustments that have not yet been made). Since June 30, 2022, no change has occurred in the business, operations, properties or other assets, liabilities or results of operations of the Acquired Business that could reasonably be expected, either alone or together with all other changes, to have a Seller Material Adverse Effect.

Section 3.13    Environmental Matters. Except for such matters as have been fully resolved or would not result in a Seller Material Adverse Effect:
(a)the operations of the Acquired Business are and during the relevant statute of limitations period have been in compliance with all applicable Environmental Laws in all applicable jurisdictions;
(b)the Seller has obtained and is in compliance with all permits, licenses and other authorizations required for the operation of the Acquired Business, as currently conducted, under applicable Environmental Laws (“Environmental Permits”), and all Environmental Permits are valid and in good standing;
(c)the Seller is not subject to any outstanding orders, suits, demands, claims, liens or proceedings by any Governmental Authority or any person respecting (i) Environmental Laws, (ii) Remedial Actions or (iii) any Release or threatened Release of, or exposure to, a Hazardous Substance (“Environmental Claims”) and, to the knowledge of the Seller, no such Environmental Claims are threatened; and
(d)there has been no Release or, to the knowledge of the Seller, threatened Release of Hazardous Substances at any property owned, operated or leased by the Seller, that would result in liability of the Acquired Business, as currently conducted, under applicable Environmental Laws.
(e)For purposes of this Agreement:
(i)“Environment” means (A) land, including surface land, sub-surface strata, sea bed and river bed under water (as defined in clause (B)); (B) water, including coastal and inland water, surface waters, and ground waters; and (C) ambient air;
(ii)“Environmental Law” means any Law, to the extent applicable to the person or properties in the context of which the term is used, regulating or prohibiting Releases into any part of the Environment, or pertaining to the protection of natural resources, the Environment or, to the extent relating to the use of or exposure to Hazardous Substances, human health or safety, as such laws have been and may be amended or supplemented through the date of this Agreement;
(iii)“Hazardous Substance” means (A) any materials, substances or wastes defined as “hazardous” or “toxic” or words of similar import intended to define, list or classify substances by reason of deleterious properties under any applicable Law relating to public or worker health or safety, damages to, or the protection of, natural resources or the Environment, or relating to pollution, (B) any radioactive materials, asbestos and polychlorinated biphenyls, or (C) petroleum and petroleum derivatives;
(iv)“Release” means any release, spill, effluent, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the Environment, or into or out of any property owned, operated or leased by the applicable Party; and

(v)“Remedial Action” means all actions to (A) clean up, remove, treat, or in any other way ameliorate or address any Hazardous Substances in the Environment; (B) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Substance so it does not endanger or threaten to endanger human health or the Environment; or (C) perform pre-remedial studies and investigations or post-remedial monitoring and care pertaining or relating to a Release.
(f)Notwithstanding anything to the contrary in this Agreement, the representations and warranties set forth in this Section 3.13 are the Seller’s sole and exclusive representations and warranties regarding environmental, health and safety matters.
Section 3.14    Taxes.
(a)All material Tax Returns required to be filed by or with respect to the Seller have been timely filed (taking into account valid extensions) in accordance with any applicable Laws, and all material Taxes of the Seller (whether or not shown to be due on such Tax Returns) have been timely paid.
(b)There is no material action, suit, proceeding, audit, written claim or assessment pending or proposed with respect to material Taxes for which the Seller is or may be liable, and all material amounts required to be collected or withheld by the Seller with respect to Taxes have been duly collected or withheld and any such amounts that are required to be remitted to any Taxing Authority have been duly remitted.
(c)There are no material Liens for Taxes upon the assets of the Seller, except for Permitted Liens.
(d)No written claim has ever been made by a Governmental Authority in a jurisdiction where the Seller does not file Tax Returns that the Seller may be subject to taxation by that jurisdiction.
(e)Notwithstanding anything to the contrary in this Agreement, the representations and warranties set forth in this Section 3.14 are the Seller’s sole and exclusive representations and warranties regarding Taxes.
Section 3.15    Intellectual Property. Section 3.15 of the Seller Disclosure Letter contains a list, as of the date of this Agreement, of all (a) patents and patent applications; (b) registered trademarks and applications to register trademarks; (c) registered copyrights and applications to register copyrights; and (d) all Intellectual Property (except for commercially available off-the-shelf software and any Intellectual Property described in clause (iv) of the definition thereof in Section 1.1) that the Seller (i) owns or (ii) uses under any license, sublicense, grant, or other agreement that is material to the Acquired Business, as currently conducted. The Seller has not received any written claims during the last three years from a third party that it has infringed or misappropriated the Intellectual Property of any other Person with respect to the Acquired Business. To the knowledge of the Seller, no Person is infringing upon or misappropriating any material Intellectual Property owned or used by the Seller in the Acquired Business; and the Seller is not infringing upon or misappropriating the Intellectual Property of any other Person with respect to the Acquired Business where such infringement or misappropriation would result in a Seller Material Adverse Effect.

Section 3.16    Insurance Policies. Section 3.16 of the Seller Disclosure Letter contains a list of all material insurance policies carried as of the date hereof by or for the benefit of the Seller, specifying the insurer, the amount of and nature of coverage, the risk insured against, the deductible amount (if any) and the date through which coverage shall continue by virtue of premiums already paid. All such insurance policies are in full force and effect.
Section 3.17    Brokers. Except as Section 3.17 of the Seller Disclosure Letter sets forth, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement for which the Seller will be responsible.
Section 3.18    Representations of the Seller Refer to the Acquired Business. Except as expressly set forth herein, all representations and warranties of the Seller herein, including Article III, relate only to the Acquired Business and the Seller Employees and not to any other business, assets or employees of the Seller and its Affiliates.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER
Except as set forth in a letter delivered by the Buyer to the Seller concurrently with the execution and delivery of this Agreement (the “Buyer Disclosure Letter”), the Buyer represents and warrants to the Seller, as of the date hereof, as follows:
Section 4.1    Organization; Power. The Buyer is a Georgia corporation duly organized, validly existing and in good standing under the Laws of its Organization Jurisdiction and has all requisite corporate power and authority under those Laws and its Organizational Documents to own, lease or otherwise hold its properties and assets and to carry on its business as conducted as of the date hereof. The Buyer is duly qualified and licensed, as may be required, and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification and licensing necessary, other than in such jurisdictions where the failure to be so qualified and licensed would not result in a Buyer Material Adverse Effect. The Buyer has made available to the Seller complete and correct copies of its Organizational Documents, each as amended to date.
Section 4.2    Authorization; Enforceability; Absence of Conflicts; Required Consents.
(a)The Buyer has the requisite corporate power and authority to enter into and deliver each Transaction Document to which it is a party, and to carry out the transactions contemplated by the Transaction Documents. The execution and delivery by the Buyer of the Transaction Documents to which it is a party, the performance by the Buyer of its obligations under each Transaction Document to which the Buyer is a party in accordance with their respective terms and the consummation of the transactions contemplated by the Transaction Documents have been duly and validly authorized by all requisite corporate or other organizational action by the Buyer, and no other corporate or other organizational proceedings on the part of the Buyer is necessary to authorize the Transaction Documents to which the Buyer is or will be a party.

(b)This Agreement has been, and each of the other Transaction Documents to which the Buyer is a party has been, duly executed and delivered by the Buyer and, assuming the due authorization, execution and delivery of this Agreement and such other Transaction Documents by the other parties hereto and thereto, constitutes, or upon execution will constitute, the Buyer’s legal, valid and binding obligation, enforceable against it in accordance with its terms, except as that enforceability may be (i) limited by any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and (ii) subject to general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law).
(c)The execution and delivery by the Buyer of the Transaction Documents to which it is a party, the performance by the Buyer of its obligations under each Transaction Document to which the Buyer is a party in accordance with their respective terms and the consummation of the transactions contemplated by the Transaction Documents will not violate, breach or constitute a default under (i) the Organizational Documents of the Buyer, (ii) any Law applicable to the Buyer or (iii) any material agreement of the Buyer, except for such violations, breaches or defaults under clauses (ii) and (iii) that would not result in a Buyer Material Adverse Effect.
(d)No Law requires the Buyer to obtain any Permit, or make any filings, including any report or notice, with any Governmental Authority, in connection with the execution, delivery or performance by the Buyer of the Transaction Documents to which it is a party, the enforcement against it of its obligations thereunder or the consummation of the transactions contemplated by the Transaction Documents, except for such Permits the failure of which to obtain would not result in a Buyer Material Adverse Effect.
(e)No agreement or arrangement to which the Buyer is a party or is bound or to which any of its assets is subject, requires the Buyer to obtain any Consent from any Person other than a Governmental Authority in connection with the execution, delivery or performance by the Buyer of the Transaction Documents to which it is a party, the enforcement against the Buyers of its obligations thereunder or the consummation of the transactions contemplated by the Transaction Documents, except for such Consent the failure of which to obtain would not result in a Buyer Material Adverse Effect.
Section 4.3    Litigation. No Proceeding is pending and publicly filed or, to the knowledge of the Buyer, threatened to which the Buyer is or may become a party which (a) questions or involves the validity or enforceability of any obligation of the Buyer under any Transaction Document, or (b) seeks (or reasonably may be expected to seek) to prevent or delay consummation by the Buyers of the transactions contemplated by the Transaction Documents.
Section 4.4    Financial Ability. The Buyer has sufficient funds on hand or readily and unconditionally available to the Buyer to enable the Buyer to satisfy all of its payment obligations under this Agreement, including under Article II, and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby.

Section 4.5    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Buyer or its Affiliates.
Section 4.6    Solvency. Assuming the accuracy of the representations and warranties set forth in Article III in all material respects, immediately after giving effect to the consummation of the transactions contemplated by the Transaction Documents (including the payment of the Closing Date Purchase Price):
(a)the fair saleable value (determined on a going concern basis) of the assets of the Buyer and its Subsidiaries will be greater than the total amount of their liabilities (including all liabilities of such Entities, whether or not reflected in a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed);
(b)each of the Buyer and its Subsidiaries will be solvent and able to pay their respective debts and obligations in the ordinary course of business consistent with past practices in all material respects as they become due;
(c)no transfer of property is being made and no obligation is being incurred in connection with the transactions hereunder with the intent to hinder, delay or defraud either present or future creditors of the Buyer or its Subsidiaries in connection with the transactions hereunder;
(d)the Buyer has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured; and
(e)the Buyer and its Subsidiaries will have adequate capital to carry on their respective businesses and all businesses in which they are about to engage.
ARTICLE V
COVENANTS
Section 5.1    Title; Records and Access.
(a)Promptly after the date of this Agreement, the Seller shall, at the sole cost and expense of the Seller, engage a nationally recognized title insurance company (the “Title Company”) to examine title to the Owned Real Property. The Seller and the Buyer agree to instruct the Title Company to deliver to the Buyer, the Seller and the Surveyor (as defined below), promptly after the date of execution of this Agreement, a title commitment(s) (the “Preliminary Commitment”) covering the Owned Real Property, showing all matters affecting title to the Owned Real Property and binding the Title Company to issue to the Buyer at the Closing an Owner Policy of Title Insurance, such policy to be on the standard form of policy in the amounts reflected in the most recent tax appraisal for the Owned Real Property used by the States of Texas and Tennessee, as applicable. Such Preliminary Commitment shall be signed, shall state the name of the Buyer and shall state the amount of the policy to be issued. The Seller and the Buyer shall further instruct the Title Company to deliver to Seller, Purchaser, and Surveyor legible copies of all instruments referenced in Schedules B and C of the Preliminary Commitment. Promptly following the completion of the Survey (as defined below), the Title Company shall provide a signed, revised title commitment (the “Title Commitment”) to the Seller and the Buyer showing all matters disclosed by the Survey that affect the title to the Owned Real Property.

(b)The Seller shall, promptly after the date of this Agreement, at the sole cost and expense of the Buyer, a current, “as built,” on the ground survey conforming to a Category 1 A Condition II survey as defined by the Texas Society of Professional Surveyors, with respect to the Owned Real Property in Texas and a similar survey with respect to the Owned Real Property in Tennessee (the “Survey”) to be performed and completed on the Owned Real Property and certified by a registered public surveyor or surveyors (the “Surveyor”) selected by the Seller.
(c)The Buyer shall have 10 business days (the “Title Review Period”) after the receipt of the last of (a) the Title Commitment, and (b) the Survey to notify the Seller, in writing, of such objections as the Buyer may have to anything contained in the Title Commitment or the Survey, other than the Permitted Liens. Any item contained in the Title Commitment or the Survey to which the Buyer does not object during the Title Review Period shall be deemed a permitted exception. If the Buyer notifies the Seller of an objection to anything contained in the Title Commitment or the Survey prior to the expiration of the Title Review Period, the Seller shall have 10 business days, or such greater period of time as may be mutually acceptable to the Buyer and the Seller, within which Seller may (but shall in no event be required to) cure or remove such objection.
(d)At the Closing, the Seller shall cause the Title Company to, at the sole cost and expense of the Seller, issue to the Buyer, with a copy to the Seller, an Owners Policy of the Title Company (the “Title Policy”) covering the Owned Real Property, in the amounts reflected in the most recent tax appraisal for the Owned Real Property used by the States of Texas and Tennessee, as applicable.
(e)For the period beginning after the date of this Agreement and ending at 5:00 p.m. Houston, Texas time on the 30th calendar day following the date of this Agreement, the Seller shall (i) permit the Buyer and its authorized Representatives to (A) have reasonable access, during regular business hours upon reasonable prior notice, to the books, records, personnel, accountants, offices and other facilities and properties of the Seller as the Buyer may reasonably request; provided, however, the Buyer shall not undertake any environmental investigation, including any sampling, testing or other intrusive indoor or outdoor investigation of air, surface water, groundwater, soil or anything else at or in connection with any property associated or affiliated in any way with the Seller or conduct any physical inventory count of the assets of the Seller, without the prior written consent of the Seller, and (B)  make such copies and inspections thereof as the Buyer may reasonably request, and (ii) furnish the Buyer with such financial and operating data and other information with respect to the Seller as the Buyer may from time to time reasonably request; provided, however, that any such access shall be conducted at the Buyer’s risk and expense, at a reasonable time, under the supervision of the personnel of the Seller and in such a manner as not to interfere unreasonably with the operation of the businesses of the Seller and its Affiliates and shall not require the Seller to waive any applicable privilege (including attorney-client privilege) nor to violate any contractual obligation. The Seller shall cause the officers, employees and other Representatives of the Seller to cooperate with the Buyer and the Buyer’s authorized Representatives in connection with all investigations and examinations permitted by this Section 5.1; provided that such cooperation shall not require the Seller to waive any applicable privilege (including attorney-client privilege) nor to violate any contractual obligation. Notwithstanding anything in this Section 5.1 to the contrary, (x) the auditors and accountants of the Seller shall not be obliged to make any work papers available to any Person except in accordance with such auditors’ and accountants’ normal disclosure procedures and then only after such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants, and (y) nothing in this Agreement shall require that the Seller disclose to the Buyer any information (such as pricing data) that is prohibited from disclosure by applicable Law.

(f)From and after the Closing, the Buyer will (i) give the Seller and its authorized Representatives reasonable access to all books, records, personnel, accountants, offices and other facilities and properties of or relating to the Acquired Business, (ii) permit the Seller to make such copies and inspections thereof as the Seller may reasonably request, and (iii) furnish the Seller with such financial and operating data and other information with respect to the Acquired Business as the Seller may from time to time reasonably request, in each case (A) to comply with requirements imposed on the Seller or its Affiliates by a Governmental Authority having jurisdiction over the Seller or its Affiliates, (B) for use in any Proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation, subpoena or other similar requirements or (C) to comply with the obligations of the Seller under the Transaction Documents; provided, however, that in the event that the Buyer determines that any such provision of access or information could violate any applicable Law, or require the Buyer to waive any attorney-client privilege, the Parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.
(g)On or prior to the Closing, the Parties agree that the Seller may deactivate the FTZ status (“FTZ Status”) of the Corpus Christi, Texas and New Iberia, Louisiana facilities of the Seller with the Port of Corpus Christi and the Port of South Louisiana, respectively; provided, that the Seller agrees not to terminate the FTZ Status prior to December 31, 2022 or such later date as may be mutually agreed between the Parties in writing. The Buyer agrees to indemnify the Seller for all Damages incurred by the Seller and its Affiliates that arise from, are based on, result from or otherwise are attributable to, the FTZ Status from and after the Effective Time.
(h)All information provided or obtained under this Section 5.1 shall be held by the Buyer or the Seller, as applicable, in accordance with and subject to the applicable terms of the Confidentiality Agreement, dated as of May 17, 2022 between Newpark Resources, Inc. and Cimbar Performance Minerals, Inc. (now known as United Minerals and Properties, Inc.) (the “Confidentiality Agreement”), and the Buyer and the Seller hereby agree that the provisions of the Confidentiality Agreement will apply to any properties, books, records, data, documents and other information relating to the Seller that is provided to the Buyer, the Seller or their respective Affiliates, as the case may be, or any of their respective Representatives pursuant to this Agreement.
Section 5.2    Conduct of Business.
(a)During the period from the date of this Agreement to the Closing (or the earlier termination of this Agreement), except (i) as set forth in Section 5.2 of the Seller Disclosure Letter, (ii) as expressly contemplated or permitted by this Agreement or the other Transaction Documents, (iii) as required by applicable Law or (iv) as the Buyer shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), the Seller shall (A) conduct the Acquired Business in the Ordinary Course of Business and (B) use its commercially reasonable efforts to maintain its existing relations with customers, suppliers and employees that, in each case, may be material to the Acquired Business as a whole.

(b)During the period from the date of this Agreement to the Closing, except (i) as set forth in Section 5.2 of the Seller Disclosure Letter, (ii) as expressly contemplated or permitted by this Agreement or the other Transaction Documents, (iii) as required by applicable Law, (iv) as the Buyer shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), or (v) in the Ordinary Course of Business, the Seller shall not take any of the following actions:
(A)sell, transfer, lease or dispose of any assets material to the Acquired Business;
(B)create or permit the creation of any Lien on any of the Assets, except for Permitted Liens and the ABL Liens;
(C)increase the annual level of compensation payable or to become payable by the Seller to any Seller Employee, or grant any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any executive officer;
(D)enter into any new, or materially amend any existing, Employee Plan or Employment Agreement;
(E)enter into, adopt, establish or extend any collective bargaining or other labor agreement with any labor union or employee representative;
(F)enter into or agree to enter into any merger or consolidation with any other Person, or acquire the securities of any other Person;
(G)with respect to Taxes: (i) make or rescind any election; (ii) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy; or (iii) except as required by applicable Law or GAAP, make any change to any of its methods of accounting or methods of reporting income or deductions for Tax or accounting practice or policy from those employed in the preparation of its most recent Tax Return or the Financial Statements; or
(H)agree or commit to take any action described in this Section 5.2(b).
(c)Within five (5) days after the date of this Agreement, the Seller agrees to provide the Buyer with certain information regarding historic inventory levels of the Acquired Business for the year ended December 31, 2021 and the nine months ended September 30, 2022. Seller agrees to pre-order raw materials at a level sufficient to support the Forecast of the Acquired Business and consistent with the Seller’s practices over the immediately preceding 12 months. From the date of this Agreement until the earlier of (i) the Closing Date and (ii) the date of the termination of this Agreement in accordance with Article VII, the Seller shall use commercially reasonable efforts to keep the Buyer reasonably informed of, and provide the Buyer with reasonably detailed updates on a regular basis with respect to, any material changes in the inventory levels of the Acquired Business subsequent to September 30, 2022. The Seller agrees not to take any action that could reasonably be expected to result in a material increase in the inventory levels of the Acquired Business subsequent to September 30, 2022 without the prior consent of the Buyer (which consent shall not be unreasonably withheld, delayed or conditioned). The Seller also agrees to keep the Buyer reasonably informed with respect to the Seller’s crude purchases planned through the year ending December 31, 2022. Notwithstanding anything in this Section 5.2(c) to the contrary, for the sake of clarity, the Buyer acknowledges that it has been informed by the Seller of the Specified Inventory Orders and that the Seller’s actions with respect to the Specified Inventory Orders shall not be deemed to be in violation of this Section 5.2(c) in any respect.
(d)Nothing contained herein shall give to the Buyer, directly or indirectly, the right to control or direct the Acquired Business prior to the Closing, and the Seller shall exercise, subject to the terms and conditions hereof, complete control and supervision of the Acquired Business until the Closing.
(e)Until the Closing Date, the Buyer shall not, and shall cause its Affiliates not to, contact or communicate with the employees, customers and suppliers of the Seller, or any other Persons having a business relationship with the Seller, concerning the transactions contemplated by this Agreement or any of the foregoing relationships without the prior written consent of the Seller.
Section 5.3    Efforts.
(a)Upon the terms and subject to the conditions of this Agreement, each of the Parties shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including: (i) the preparation and filing as promptly as practicable of all necessary applications, notices, petitions, registrations, filings, ruling requests, and other documents, and the taking of all steps as may be necessary, to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, Permits, rulings, authorizations and clearances necessary or advisable to be obtained from any Governmental Authority or any other third party in order to consummate the transactions contemplated by this Agreement, (ii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement.
(b)Subject to the other terms and conditions herein provided and without limiting the foregoing, the Parties shall:
(i)not agree to participate in any meeting or substantive discussion (including any discussion relating to the antitrust merits, any potential remedies, commitments or undertakings, the timing of any waivers, consents, approvals, permits, orders or authorizations, and any agreement regarding the timing of consummation of the transactions contemplated by this Agreement) with any Governmental Authority relating to any filings or investigation concerning this Agreement or the transactions contemplated hereunder unless it consults with the other Party and its Representatives in advance and invites, as early as practicable, the other Party’s Representatives to attend unless the Governmental Authority prohibits such attendance;

(ii)promptly furnish the other Party, subject in appropriate cases to appropriate confidentiality agreements to limit disclosure to outside lawyers and consultants, with draft copies prior to submission to a Governmental Authority, with reasonable time and opportunity to comment, of all material correspondence, filings and communications (and memoranda setting forth the substance thereof) that they or their respective Representatives intend to submit to any Governmental Authority, it being understood that correspondence, filings and communications received from any Governmental Authority shall be immediately provided to the other Party upon receipt;
(iii)promptly furnish the other Party, subject in appropriate cases to appropriate confidentiality agreements to limit disclosure to outside lawyers and consultants, with such necessary information and reasonable assistance as such other Party may reasonably request in connection with their preparation of necessary filings, registrations or submissions of information to any Governmental Authority; and
(iv)promptly deliver to the other Party’s outside counsel complete copies of all documents furnished to any Governmental Authority as part of any filing.
Section 5.4    Restricted Activities.
(a)In consideration of the payment of the Purchase Price, and to further induce the Buyer to enter into this Agreement, the Seller agrees that, for a period commencing on the Closing Date and continuing until the third anniversary of the Closing Date, the Seller will not, and the Seller will not permit any of its controlled Affiliates to, directly or indirectly, either acting on its own behalf or through or in connection with any Person, engage in, invest in or derive any profit from Restricted Activities (as defined below). Notwithstanding the foregoing, this Section 5.4 shall not restrict: (i) the ownership by the Seller of less than an aggregate of 10% of any class of Capital Stock of a Person engaged, directly or indirectly, in Restricted Activities; or (ii) the acquisition and continued ownership by the Seller of any Person that, prior to the acquisition thereof, is not an Affiliate of the Seller and that engages, directly or indirectly, in Restricted Activities (A) if such Restricted Activities account for less than 10% of such Person’s consolidated annual revenues for its most recently completed fiscal year or (B) if the Seller disposes of or agrees to dispose of or discontinues such Person’s business engaged in Restricted Activities within one year after the closing of such acquisition.
(b)During the period commencing on the Closing Date and continuing until the third anniversary of the Closing Date, the Seller shall not, and the Seller shall not permit any of its controlled Affiliates to, hire or solicit for hire any employee of the Buyer or knowingly encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 5.2 shall prevent the Seller or any of its Affiliates from hiring (i) any employee whose employment has been terminated by the Seller or the Buyer or (ii) after 120 days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c)The Seller acknowledges and agrees that the covenants and restrictions contained in this Section 5.4 are an essential element of the Buyer’s agreeing to acquire the Assets and pay the Purchase Price as set forth herein, and that the Buyer would not have done so but for the agreement by the Seller to comply with the terms and provisions of this Section 5.4.
(d)The Seller hereby agrees that the geographic and business scope and the duration of the covenants and restrictions in this Section 5.4 are fair and reasonable. However, if any provision of this Section 5.4 is held to be invalid or unenforceable by reason of the geographic or business scope or duration thereof, the court or other tribunal is hereby directed to construe and enforce this Section 5.4 as if the geographic or business scope or the duration or such provision has been more narrowly drawn as so not to be invalid or unenforceable, and such invalidity or unenforceability shall not affect or render invalid or unenforceable any other provision of this Agreement.
(e)For purposes of this Section 5.4, the term “Restricted Activities” means the business of operating facilities for the industrial mineral grinding of barium sulfate in the United States; provided, however, without limiting the foregoing and for the sake of clarity, that (i) “Restricted Activities” shall not be deemed to refer to or include any of the business activities regularly conducted by any Seller or its Affiliates (other than the Acquired Business) as of the date of this Agreement (or within the immediately preceding 36-month period) and (ii) the Seller and its Affiliates may market and sell barium sulfate to customers of its drilling, completion and stimulation solutions and related services businesses so long as, without the prior approval of the Buyer, such marketing and selling does not include reselling barium sulfate in a manner inconsistent with the past operating practices of the Seller and its Affiliates.
Section 5.5    Tax Matters.
(a)The Seller will be liable for the payment of all ad valorem or other property Taxes respecting the Retained Assets for all taxable periods. The Buyer will be liable for the payment of all ad valorem or other property Taxes respecting the Assets which are allocable to all taxable periods beginning after the Effective Time. The Buyer will pay all Transfer Taxes arising from, based on or related to the Acquisition or any other transaction effected pursuant to the Transaction Documents. The Buyer will file all necessary documentation and Returns with respect to all Transfer Taxes. In addition, the Seller, and not the Buyer or any Acquisition Entity, will pay or cause to be paid all Taxes due on or with respect to the consideration payable to the Seller under the Transaction Documents. The Buyer and the Seller agree to cooperate with each other in order to minimize any Transfer Taxes.
(b)The Buyer and the Seller will agree on an allocation of the Purchase Price in accordance with Section 1060 of the Code and the United States Treasury Regulations promulgated thereunder of the aggregate consideration paid (as determined for U.S. federal income tax purposes) (the “Allocation”). The Parties shall use commercially reasonable efforts to update and adjust the Allocation in a manner consistent with Section 1060 of the Code and the United States Treasury Regulations promulgated thereunder following any adjustment to the consideration paid under this Agreement. Each Party shall, and shall cause its Affiliates to, report and file all Tax Returns (including, but not limited to Internal Revenue Service Form 8594) in all respects and for all purposes consistent with the Allocation and shall not, and shall not permit any of its Affiliates to, take any position for Tax purposes that is inconsistent with the Allocation.

Section 5.6    Further Assurances. From and after the Closing, if any further action is necessary to carry out the purposes of this Agreement, the Parties shall take such further action (including the execution and delivery of such further documents and instruments) as any Party may reasonably request, all at the sole expense of the requesting Party (except as otherwise expressly set forth in this Agreement).
Section 5.7    Retention of Books and Records. The Seller may retain a copy of any or all of the books and records relating to the business or operations of the Seller prior to the Closing. In addition, the Buyer shall retain all books, ledgers, files, reports, plans, operating, financial and accounting data and records and any other material documents, information and correspondence pertaining to or of, as applicable, the Acquired Business in existence at the Closing for a period of not less than seven years from the Closing Date, and to make the same available after the Closing for inspection and copying by the Seller and its Representatives at such requesting Party’s expense, during regular business hours and upon reasonable request and upon reasonable advance notice.
Section 5.8    Employee Matters.
(a)The Buyer will extend offers to employ, immediately after the Closing, substantially all of the then-current Seller Employees (including such persons on disability or leave of absence, whether paid or unpaid) (the “Continuing Employees”); provided, however, that the foregoing does not give any person the right to be employed or restrict in any way the right of the Buyer to terminate any person’s employment, and the Continuing Employees will be at-will employees of the Buyer. The terms of such employment offers shall provide each Continuing Employee with (i) a base salary or hourly rate that is not less than what Buyer pays its already existing similarly situated employees and (ii) employee benefits and incentive and bonus opportunities that are at least comparable in the aggregate to those provided by the Buyer to its already existing similarly situated employees immediately prior to the Closing Date.
(b)To the extent allowed by the Buyer’s third-party provider, each Continuing Employee shall be given credit for all service with the Seller under any employee benefit plan, program or arrangement of the Buyer or its Affiliates in which such Continuing Employee is eligible to participate, including any such plans providing vacation pay, holiday pay, sick pay, severance and retirement benefits maintained by the Buyer or its Affiliates for purposes of eligibility, vesting and entitlement to benefits, including for severance benefits and vacation entitlement (but not for accrual of pension benefits), to the same extent as if such service had been performed for the Buyer or any of its Affiliates. The Buyer shall cause the Continuing Employees to be eligible to participate in welfare benefit plans (including a group health plan) of the Buyer or one of its Affiliates as soon as administratively feasible following the Closing, but not later than the first day of the first calendar month following the month in which the Closing occurs, subject to the eligibility and other terms and conditions of such plans (but without limiting the following), and the Buyer shall, to the extent allowed by the Buyer’s third-party provider, and shall cause the Seller to, as applicable, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under any such welfare plan provided to the Continuing Employees, except to the extent that such conditions, exclusions or waiting periods would apply in the absence of such change, and (ii) provide each Continuing Employee with credit, in the calendar year in which the Closing occurs, for any co-payments and deductibles paid prior to any such change in satisfying any applicable deductible or out-of-pocket requirements after such change. Following the Closing, each Continuing Employee will be eligible to use any accrued but unused vacation or other paid time off benefits in place as of the Closing.

(c)Notwithstanding anything in this Section 5.8 or otherwise in this Agreement to the contrary, no provision of this Agreement is intended to, or does, constitute the establishment or adoption of, or amendment to, any employee benefit plan (within the meaning of Section 3(3) of ERISA), and no person shall have any claim or cause of action, under ERISA or otherwise, in respect of any provision of this Agreement as it relates to any such employee benefit plan or otherwise.
Section 5.9    No Ongoing or Transition Services. At the Closing, except as provided in the Transition Services Agreement, all data processing, accounting, insurance, banking, personnel, legal, tax, communications, information technology, human resources, health, safety and environment and corporate and other products and services provided to the Acquired Business by the Seller or any of its Affiliates, including any agreements or understandings (written or oral) with respect thereto, will terminate.
Section 5.10    Change of Name. Within 90 days after the Closing Date, the Seller will, and will cause each of its Affiliates to, change its corporate name or otherwise cease to use the name “Excalibar” as its corporate name or any name under which it does business.
Section 5.11    Certain Transfers Requiring Consents. Notwithstanding any other provision hereof, this Agreement shall not require an assignment by the Seller to the Buyer or an Acquisition Entity of any agreement, lease, permit, license or other right included within the Assets (collectively, the “Rights”) if an attempted assignment of such Rights would constitute a breach or default thereof or result in a violation of any Law. With respect to any such Rights for which any required consent or approval is not obtained prior to the Closing, the Parties will use their commercially reasonable efforts to obtain any such consents or approvals after the Closing, and the Seller shall, to the extent it is permitted contractually and under applicable Law to do so, use its commercially reasonable efforts to provide the Buyer or an Acquisition Entity with substantially the same benefits arising under such agreements, and the Buyer or the Acquisition Entity shall pay or otherwise satisfy the corresponding liabilities for the enjoyment of such benefits to the extent the Buyer or the Acquisition Entity would have been responsible therefor if such consent or approval had been obtained.
Section 5.12    Compliance with Bulk Sales Laws . The Parties hereby waive compliance by the Parties with the bulk sales laws and any other similar laws in any applicable jurisdiction in respect of the transactions this Agreement contemplates. The Seller will indemnify the Buyer and its Affiliates from, and hold them harmless against, any Damages or Damage Claims relating from or arising out of the Parties’ failure to comply with any of such laws in respect of the transactions this Agreement contemplates.

Section 5.13    Prior Knowledge. No breach by the Seller of any representation, warranty, covenant, agreement or condition of this Agreement shall be deemed to be a breach of this Agreement for any purpose under this Agreement, and neither the Buyer nor any Affiliate of the Buyer shall have any claim or recourse against the Seller or its directors, officers, employees, Affiliates, agents, advisors or Representatives with respect to such breach, under Article VIII of this Agreement or otherwise, if the Buyer or any Affiliate of the Buyer had actual knowledge prior to the execution of this Agreement of such breach or of the threat of such breach or the circumstances giving rise to such breach and did not inform the Seller of such breach or the threat of such breach in writing prior to the Closing.
Section 5.14    Public Announcement. Prior to the Closing, except as set forth in this Agreement or otherwise agreed to by the Buyer and the Seller, neither the Parties nor their Affiliates shall issue any report, statement or press release or otherwise make any public statements with respect to this Agreement or the transactions contemplated by this Agreement, except as in the reasonable judgment of the Party may be required under applicable Law or stock exchange regulation, in which case the Parties will use their commercially reasonable efforts to reach mutual agreement as to the language of any such report, statement or press release. The Seller and the Buyer agree to keep the terms of this Agreement confidential, except to the extent and to the Persons to whom disclosure is required by applicable Law, as may be required to enforce the terms of this Agreement or for purposes of compliance with financial reporting obligations; provided, that the Parties may disclose such terms to their respective employees, accountants, advisors and other Representatives in the ordinary course of their respective businesses.
Section 5.15    Updated Seller Disclosure Letter. Prior to the Closing, the Seller shall have the continuing right to (but shall not have the obligation to) deliver to the Buyer a supplement or update to the Seller Disclosure Letter reflecting any events, conditions or circumstances occurring or arising after the date of this Agreement which, if existing as of the date hereof or thereafter, would have been required to be set forth or described in the Seller Disclosure Letter. Upon its receipt of any updated Seller Disclosure Letter pursuant to this Section 5.15 that would give rise to the right of the Buyer to terminate this Agreement pursuant to Section 7.1(d) (assuming all other conditions set forth in Section 6.1 have been satisfied), the Buyer will have the option (exercisable at any time during the 3-business day period immediately following the receipt of such updated Seller Disclosure Letter) to, in its sole discretion, unilaterally terminate this Agreement by providing written notice of termination to the Seller; provided, that if the end of such 3-business day period would otherwise fall after the Outside Date, the Outside Date shall automatically be extended for as long as necessary to allow for the full 3-business day period to run before the Outside Date. If the Buyer does not so elect to terminate this Agreement during such period, the Buyer shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matters and the updated Seller Disclosure Letter shall be taken into account for purposes of determining whether a breach of a representation or warranty has occurred for purposes of indemnification under Section 8.2.

ARTICLE VI CONDITIONS TO OBLIGATIONS TO CLOSE
Section 6.1    Conditions to Obligation of Each Party to Close. The respective obligations of each Party to consummate the Acquisition and to take the other actions required by this Agreement at the Closing shall be subject to the satisfaction or, to the extent permitted by applicable Law, waiver at or prior to the Closing Date of the following conditions:
(a)No Injunctions. There shall not be in effect any final non-appealable order by a Governmental Authority of competent jurisdiction restraining, enjoining, having the effect of making the transactions contemplated by this Agreement illegal or otherwise prohibiting the consummation of the Acquisition; and
(b)No Illegality. No Law shall have been enacted, entered, promulgated, issued, adopted, decreed or otherwise implemented and remain in effect that prohibits or makes illegal consummation of the Acquisition.
Section 6.2    Conditions to the Buyer’s Obligation to Close. The obligations of the Buyer to consummate the Acquisition and to take the other actions required by this Agreement at the Closing shall be subject to the satisfaction or, to the extent permitted by applicable Law, waiver on or prior to the Closing Date of the following conditions:
(a)Representations and Warranties. Other than the Seller Fundamental Representations, the representations and warranties of the Seller contained in this Agreement, the Transaction Documents and any certificate or other writing delivered pursuant hereto or thereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Seller Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Seller Material Adverse Effect), in each case without giving effect to any exception as to the ABL Liens, on and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (except for representations and warranties that are expressly made as of a specific date or period, which shall be true and correct as of such specific date or period). The Seller Fundamental Representations shall be true and correct in all respects on and as of the Closing Date, without giving effect to any exception as to the ABL Liens, with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects);
(b)Covenants and Agreements. The Seller shall have performed and complied in all material respects with all agreements, covenants and obligations required by this Agreement to be performed or complied with by it at or prior to the Closing; and
(c)Closing Certificate. The Buyer shall have received a certificate, dated as of the Closing Date and signed by the Seller, stating that the conditions specified in Section 6.2(a) and Section 6.2(b) have been satisfied.
Section 6.3    Conditions to the Seller’s Obligation to Close. The obligation of the Seller to consummate the Acquisition and to take the other actions required by this Agreement at the Closing shall be subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)Representations and Warranties. Other than the Buyer Fundamental Representations, the representations and warranties of the Buyer contained in this Agreement, the Transaction Documents and any certificate or other writing delivered pursuant hereto or thereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Buyer Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Buyer Material Adverse Effect) on and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (except for representations and warranties that are expressly made as of a specific date or period, which shall be true and correct as of such specific date or period). The Buyer Fundamental Representations shall be true and correct in all respects on and as of the Closing Date with the same effect as though made at and as of such date;
(b)Covenants and Agreements. The Buyer shall have performed and complied in all material respects with all agreements, covenants and obligations required by this Agreement to be performed or complied with by it at or prior to the Closing; and
(c)Closing Certificate. The Seller shall have received a certificate, dated as of the Closing Date and signed on behalf of the Buyer by an officer of the Buyer, stating that the conditions specified in Section 6.3(a) and Section 6.3(b) have been satisfied.
Section 6.4    Frustration of Closing Conditions. Neither the Seller nor the Buyer may rely on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3 to be satisfied, as the case may be, if such failure was caused by such Party’s failure to perform any covenant or obligation required by this Agreement to be performed or complied with by it at or prior to the Closing.
ARTICLE VII
TERMINATION
Section 7.1    Termination. This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing only:
(a)by mutual written consent of the Seller and the Buyer;
(b)by either the Seller or the Buyer, if:
(i)the Closing shall not have occurred on or before December 31, 2022 (the “Outside Date”); provided that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to a Party (or its respective Affiliates) if the failure of such Party or its respective Affiliates to perform any of its or their obligations under this Agreement has caused, or resulted in, the failure of the transactions contemplated by this Agreement to be consummated on or before such date; or
(ii)any order issued, or Law enacted, entered or promulgated, by a Governmental Authority permanently restrains, enjoins or prohibits or makes illegal the consummation of the Acquisition in a manner that would give rise to the failure of a condition set forth in Section 6.1(b) or Section 6.1(c), and such order becomes effective, final and nonappealable; provided, however, that the Party seeking to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall have used its commercially reasonable efforts to oppose such order or Law in accordance with the provisions of Section 5.3;

(c)    by the Seller if the Buyer shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement, and such breach (i) would give rise to the failure of a condition set forth in Section 6.3(a) and Section 6.3(b) if continuing on the Closing Date and (ii) has not been cured and cannot reasonably be cured prior to the Outside Date; provided, however, that the Seller shall not have the right to terminate this Agreement pursuant to this paragraph (c) if the Seller is then in breach of any representation, warranty, covenant or other agreement contained in this Agreement if such breach would give rise to the failure of a condition set forth in Section 6.2 if continuing on the Closing Date; or
(d)    by the Buyer if the Seller shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement, and such breach (i) would give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b) if continuing on the Closing Date and (ii) has not been cured and cannot reasonably be cured prior to the Outside Date; provided, however, that the Buyer shall not have the right to terminate this Agreement pursuant to this paragraph (d) if it is then in breach of any representation, warranty, covenant or agreement contained in this Agreement if such breach would give rise to the failure of a condition set forth in Section 6.3 if continuing on the Closing Date.
Section 7.2    Procedure for Termination. In the event of termination of this Agreement pursuant to Section 7.1, written notice thereof shall immediately be given by the Seller or the Buyer to the other, as applicable, and, except as provided in this Section 7.2, this Agreement shall forthwith terminate and shall become null and void and of no further effect, and the transactions contemplated by this Agreement shall be abandoned without further action by the Seller or the Buyer. If this Agreement is terminated under Section 7.1:
(a)each Party shall treat all documents, work papers and other materials of the other Party relating to the transactions contemplated by this Agreement, whether obtained before or after the execution of this Agreement, in accordance with the obligations set forth in the Confidentiality Agreement;
(b)all filings, applications and other submissions made pursuant hereto shall, to the extent practicable, be withdrawn from the agency or other person to which made; and
(c)there shall be no liability or obligation under this Agreement on the part of the Seller or the Buyer or any of their Affiliates or any of their respective Representatives, except (i) that nothing in this Section 7.2 shall relieve any Party from liability for willful breach hereof or willful failure to perform its obligations hereunder and (ii) the provisions of Section 5.1(f), this Section 7.2, Article VIII and Article IX shall survive any such termination. For the avoidance of doubt, and without limiting the foregoing, any failure of the Buyer or the Seller to close the Acquisition following the satisfaction or waiver of such Parties’ conditions to closing set forth in Article VI shall be considered a willful breach by the applicable Parties of such Parties’ covenants hereunder.

ARTICLE VIII SURVIVAL; INDEMNIFICATION;
LIMITATIONS ON INDEMNIFICATION AND CLAIMS
Section 8.1    Survival.
(a)Subject to the limitations and other provisions of this Agreement, the representations and warranties of the Seller and the Buyer contained in this Agreement shall survive the Closing Date until 5:00 p.m. Houston time on the date that is 18 months following the Closing Date; provided, however, that the representations and warranties in Sections 3.13 and 3.14 shall survive until 5:00 p.m. Houston time on the date that is 36 months following the Closing Date; provided, further, that the Seller Fundamental Representations and the Buyer Fundamental Representations shall survive the Closing Date indefinitely or for the period explicitly specified therein (such applicable period, the “Survival Period”). The Parties intend to shorten the statute of limitations by specifying the survival periods in this Agreement. This Section 8.1(a) shall not limit any covenant or agreement in this Agreement which contemplates performance after the Closing.
(b)Following the expiration of the applicable Survival Period, no Claim will or may be made or prosecuted through a Proceeding or otherwise, and no indemnification will or may be sought under this Article VIII, by any Person who would have been entitled to Damages under this Agreement or to indemnification under this Article VIII on the basis of that representation and warranty prior to its termination and expiration, unless the Party seeking indemnification hereunder delivers a valid Claim Notice to the other Party or Parties, as applicable, prior to the expiration of the applicable Survival Period.
Section 8.2    Indemnification of the Buyer Indemnitees. Subject to the applicable provisions of this Article VIII, from and after the Closing, the Seller shall indemnify and hold harmless each Buyer Indemnitee against all Third-Party Claims and all Damages that arise from, are based on, result from or relate or otherwise are attributable to, without duplication: (a) breach of any representations and warranties of the Seller set forth in Article III (after taking into account any supplements to the Seller Disclosure Letter as contemplated by Section 5.15; (b) any breach or nonfulfillment of any covenant or agreement on the part of the Seller under this Agreement; (c) all Taxes respecting the Retained Assets for all taxable periods and all Taxes respecting the Assets which are allocable to periods prior to the Effective Time; and (d) the Retained Liabilities (each such Third-Party Claim or Damage referred to in this sentence being a “Buyer Indemnified Loss”).
Section 8.3    Indemnification of the Seller Indemnitees. Subject to the applicable provisions of this Article VIII, from and after the Closing, the Buyer will indemnify and hold harmless each Seller Indemnitee against all Third-Party Claims and all Damages that arise from, are based on or relate or otherwise are attributable to, without duplication: (a) breach of any representations and warranties of the Buyer set forth in Article IV; (b) any breach or nonfulfillment of any covenant or agreement on the part of the Buyer under this Agreement; and (c) the Assumed Liabilities (each such Third-Party Claim or Damage referred to in this sentence being a “Seller Indemnified Loss”).
Section 8.4    Conditions of Indemnification.

(a)All Claims for indemnification under Section 8.2 or Section 8.3 shall be asserted and resolved as this Section 8.4 provides.
(b)In the event a Party (an “Indemnified Party”) (i) believes in good faith that it has suffered or incurred Damages or (ii) learns of or receives notice of any commencement of any Proceeding, the written assertion of any Third-Party Claim or the imposition of any penalty, assessment or judgment, in each case for which indemnity may be sought pursuant to Section 8.2 or Section 8.3, and such Party intends to seek indemnity from the other Party (the “Indemnifying Party”) pursuant to Section 8.2 or Section 8.3, such Indemnified Party shall provide the Indemnifying Party with written notice (a “Claim Notice”) of such Proceeding, Third-Party Claim, penalty, assessment or judgment promptly (but in any event, not later than 60 calendar days) after the Indemnified Party learns of or receives notice of such Proceeding, Third-Party Claim, penalty, assessment or judgment; provided however that any Claim Notice must be received by the Indemnifying Party prior to the expiration of the applicable Survival Period. Each Claim Notice shall describe, with as much detail as is reasonably practicable, the basis of the Third-Party Claim, a copy of all papers served with respect to that Claim (if any) and all other material written evidence thereof, an estimate of the amount of damages attributable to that Claim to the extent feasible, any other remedy sought thereunder and the basis for the Indemnified Party’s request for indemnification under this Agreement. The failure to promptly deliver a Claim Notice will not relieve the Indemnifying Party of its obligations to the Indemnified Party with respect to the related Third-Party Claim (A) unless the Indemnified Party fails to deliver a valid Claim Notice prior to expiration of the applicable Survival Period or (B) unless and only to the extent that the Indemnifying Party is prejudiced thereby.
(c)At any time after receipt of a Claim Notice from an Indemnified Party with respect to a Third-Party Claim, the Indemnifying Party shall have the right to participate in or, by giving written notice to the Indemnified Party, may elect to assume and control the defense of any such Third-Party Claim or any Proceeding resulting therefrom at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel. After notice from the Indemnifying Party to the Indemnified Person of its election to assume and control the defense of a Third-Party Claim or any Proceeding resulting therefrom, the Indemnifying Party shall not, so long as the Indemnifying Party diligently conducts such defense, be liable to the Indemnified Party under this Article VIII for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Party in connection with the defense of such Third-Party Claim. In the event that an Indemnifying Party assumes the defense of a Third-Party Claim, then the Indemnifying Party will have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party, and the Indemnified Party will furnish the Indemnifying Party with all information in its possession, custody or control with respect to such Third-Party Claim and otherwise cooperate fully with the Indemnifying Party in all aspects of any investigation, defense, pretrial activities, trial, compromise, settlement or discharge of such Third-Party Claim, including by providing the Indemnifying Party with all reasonably requested information and reasonable access to employees and officers (including as witnesses) and the right to inspect and copy documents and records or other information; provided, however, the Indemnifying Party will not consent to any judgment or enter into any settlement with respect to any Third-Party Claim that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a full and unconditional release from all liability in respect of such claim or litigation. Neither the Indemnifying Party nor the Indemnified Party shall settle, compromise or make any other disposition of any Third-Party Claim which would or might result in any liability to the Indemnified Party or the Indemnifying Party, respectively, under this Article VIII without the written consent of such other Party (which shall not be unreasonably withheld, delayed or conditioned) unless the sole relief provided is monetary damages that are paid in full by the Party agreeing to such settlement, compromise or disposition. The Indemnified Party may participate in, but not control, any defense or settlement of any Third-Party Claim the Indemnifying Party controls under this Section 8.4(c) and will bear its own costs and expenses with respect to that participation; provided, however, that if (i) the named parties to any such action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party, and the Indemnified Party has been advised in writing by outside counsel that there is a conflict of interest which renders it inadvisable for one firm to represent the Indemnified Party and the Indemnifying Party, or (ii) in the reasonable opinion of outside counsel to the Indemnified Party, there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party, then the Indemnified Party may employ separate counsel at the reasonable expense of the Indemnifying Party (provided, that such counsel is limited to one separate firm of attorneys, in addition to one local counsel firm), and, on its written notification of that employment, the Indemnifying Party will not have the right to assume or continue the defense of that action on behalf of the Indemnified Party.
(d)If the Indemnifying Party (i) elects not to defend the Indemnified Party under this Article VIII or (ii) fails to promptly notify the Indemnified Party in writing that the Indemnifying Party elects to defend the Indemnified Party under Section 8.4(c), then the Indemnified Party will have the right to defend, at the sole cost and expense of the Indemnifying Party (if the Indemnified Party is entitled to indemnification hereunder), the Third-Party Claim by all appropriate proceedings. The Indemnified Party will have full control of such defense and proceedings; provided, however, the Indemnified Party will not enter into any settlement with respect to any Third-Party Claim that would result in payment of an amount for which the Indemnifying Party would be liable under this Article VIII without the prior consent of that Indemnifying Party (which consent shall not be unreasonably withheld, delayed or conditioned). Notwithstanding the foregoing, if it is determined by a Proceeding that the Indemnifying Party does not have liability to the Indemnified Party under this Article VIII, the Indemnifying Party will not be required to bear the costs and expenses of the Indemnified Party’s defense under this Section 8.4 or of the Indemnifying Party’s participation therein at the Indemnified Party’s request, and the Indemnified Party will reimburse the Indemnifying Party in full for all reasonable costs and expenses of that litigation. The Indemnifying Party may participate in, but not control, any defense or settlement the Indemnified Party controls under this Section 8.4(d), and the Indemnifying Party will bear its own costs and expenses with respect to that participation.
Section 8.5    Payments by an Indemnifying Party in Respect of Third-Party Claims. Payments of all amounts owing by an Indemnifying Party under this Article VIII relating to a Third-Party Claim will be made within 30 days after the latest of (a) the settlement of that Third-Party Claim, (b) the expiration of the period for appeal of a final adjudication of that Third-Party Claim or (c) the expiration of the period for appeal of a final adjudication of the Indemnifying Party’s liability to the Indemnified Party under this Agreement in respect of that Third-Party Claim.

Section 8.6    Procedures for Direct Claims.
(a)Any direct claims for indemnification by the Buyer against the Seller or by the Seller against the Buyer hereunder that are not based upon Third-Party Claims (“Direct Claims”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The Indemnifying Party shall thereafter have 30 days after its receipt of a Claim Notice with respect to a Direct Claim to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have accepted and agreed in all respects to such Direct Claim, in which case the payment of all amounts owed by the Indemnifying Party with respect to such Direct Claim shall be payable to the Indemnified Party in accordance with Section 8.6(b). Should the Indemnifying Party object in writing to such Direct Claim within the 30-day period, the Indemnified Party shall allow the Indemnifying Party and its Representatives to investigate the matter or circumstance alleged to have given rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim, and the Indemnified Party shall assist the Indemnifying Party’s investigation by making available such reasonably requested information and assistance (including reasonable access to the premises and personnel of the Seller and the right to inspect and copy any accounts, documents, records or other information) of the Seller as the Indemnifying Party or any of its Representatives may reasonably request.
(b)Payments of all amounts owing by a Party under this Article VIII relating to a Direct Claim will be made within 30 days after the latest of (a) the Direct Claim being accepted and agreed to pursuant to Section 8.6(a), (b) the settlement of that Direct Claim, or (c) the expiration of the period for appeal of a final adjudication of the Indemnifying Party’s liability to the Indemnified Party under this Agreement in respect of that Direct Claim.
Section 8.7    Limitations on Indemnification.
(a)No indemnification shall be made by the Seller pursuant to Section 8.2 (i) unless such individual Buyer Indemnified Loss or series of related Buyer Indemnified Losses exceeds the Threshold Amount and (ii) unless and until the aggregate amount of Buyer Indemnified Losses exceeding the Threshold Amount that would otherwise be subject to indemnification exceeds the Deductible, and, in such event, indemnification shall only be made by the Seller to the extent that the Buyer Indemnified Losses exceed the Deductible. The maximum amount that the Seller shall be required to pay pursuant to Section 8.2 in respect of all Buyer Indemnified Losses shall not exceed the Damages Cap, after which point the Seller shall have no obligation to indemnify the Buyer Indemnitees from and against further Buyer Indemnified Losses. The Seller’s obligation to indemnify the Buyer Indemnitees under Section 8.2(b), Section 8.2(c) and Section 8.2(d) and with respect to any Seller Fundamental Representations shall not be subject to any of the limitations in this Section 8.7(a).
(b)No indemnification shall be made by the Buyer pursuant to Section 8.3 (i) unless such individual Seller Indemnified Loss or series of related Seller Indemnified Losses exceeds the Threshold Amount and (ii) unless and until the aggregate amount of Seller Indemnified Losses exceeding the Threshold Amount that would otherwise be subject to indemnification exceeds the Deductible, and, in such event, indemnification shall only be made by the Buyer to the extent that the Seller Indemnified Losses exceed the Deductible. The maximum amount that the Buyer shall be required to pay pursuant to Section 8.2 in respect of all Seller Indemnified Losses shall not exceed the Damages Cap, after which point the Buyer shall have no obligation to indemnify the Buyer Indemnitees from and against further Buyer Indemnified Losses. The Buyer’s obligation to indemnify the Seller Indemnitees under Section

8.3(b) and Section 8.3(c) and with respect to any Buyer Fundamental Representations shall not be subject to any of the limitations in this Section 8.7(b).
(c)The amount of any Buyer Indemnified Losses shall be reduced by (i) any amount directly or indirectly received by a Buyer Indemnitee with respect thereto under any insurance coverage (other self-insurance or insurance coverage provided by any captive insurance company that is an Affiliate of a Buyer Indemnitee) or from any other party alleged to be responsible therefore and (ii) the amount of any Tax Benefit directly or indirectly available to the Buyer Indemnitee relating thereto. Any Indemnified Party having a claim under Article VIII shall make a good faith effort to recover any Damages from insurers of such Indemnified Party or its Affiliates under applicable insurance policies, in each case as to reduce the amount of any indemnifiable Damages hereunder. If such a recovery or benefit is received or enjoyed by an Indemnified Party after it receives payment or other credit under this Agreement with respect to any Damages, then a refund equal in aggregate amount of such recovery, reduction or setoff will be made promptly to such Indemnifying Party. For purposes of this Section 8.7(c), a “Tax Benefit” shall mean a reduction in the Buyer Indemnitee’s Taxes (calculated net of any Tax detriment resulting from the receipt of any indemnification payment) arising out of any Damages that create a Tax deduction, credit or other Tax benefit.
(d)The amount of any Seller Indemnified Losses shall be reduced by (i) any amount directly or indirectly received by a Seller Indemnitee with respect thereto under any insurance coverage (other self-insurance or insurance coverage provided by any captive insurance company that is an Affiliate of a Seller Indemnitee) or from any other party alleged to be responsible therefore and (ii) the amount of any Tax Benefit directly or indirectly available to the Seller Indemnitee relating thereto. Any Indemnified Party having a claim under Article VIII shall make a good faith effort to recover any Damages from insurers of such Indemnified Party or its Affiliates under applicable insurance policies, in each case as to reduce the amount of any indemnifiable Damages hereunder. If such a recovery or benefit is received or enjoyed by an Indemnified Party after it receives payment or other credit under this Agreement with respect to any Damages, then a refund equal in aggregate amount of such recovery, reduction or setoff will be made promptly to such Indemnifying Party. For purposes of this Section 8.7(d), a “Tax Benefit” shall mean a reduction in the Seller Indemnitee’s Taxes (calculated net of any Tax detriment resulting from the receipt of any indemnification payment) arising out of any Damages that create a Tax deduction, credit or other Tax benefit.
(e)In no event shall the aggregate liability of the Seller under this Agreement exceed the Purchase Price.
(f)Notwithstanding anything herein to the contrary, in the event any Party (or any other indemnitee) is entitled to payment or other benefit under more than one provision of this Agreement arising out of or resulting from the same set of facts or circumstances and such Person has already been made whole by payment of another benefit under one of those provisions, in no event shall such Person be entitled to receive a subsequent payment or benefit under any other provision of this Agreement. In furtherance of the foregoing, any liability for indemnification under this Agreement shall be made without duplication by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.

(g)The Buyer Indemnified Parties shall not be entitled to recover under this Article VIII for Buyer Indemnified Losses to the extent such Buyer Indemnified Losses were taken into account in the determination of the adjustment provisions in accordance with Section 2.5 of this Agreement.
(h)The determination of the dollar amount of any Buyer Indemnified Losses or Seller Indemnified Losses, as the case may be, shall be based solely on the actual dollar value thereof, on a dollar-for-dollar basis, and shall not take into account any multiplier valuations, including any multiple based on earnings or other financial indicia.
(i)Each of the Buyer and the Seller shall, and shall cause its applicable Affiliates and Representatives to, take all commercially reasonable steps to mitigate any Buyer Indemnified Losses or Seller Indemnified Losses, respectively, upon and becoming aware of any fact, circumstance or condition that has given rise to, or would reasonably be expected to give rise to, any Buyer Indemnified Losses or Seller Indemnified Losses, respectively, that are indemnifiable under this Agreement and shall use its commercially reasonable efforts to avoid any costs or expenses associated with such claim and, if such costs and expenses cannot be avoided, to minimize the amount thereof.
Section 8.8    No Special Damages. Notwithstanding anything to the contrary herein, no Party nor any of its Affiliates shall be liable under this Article VIII, otherwise under this Agreement or under any other Transaction Document or otherwise for exemplary, special, punitive indirect, remote, speculative, or consequential damages (including, to the extent included in any of the foregoing, lost profits, diminution of value or increased insurance premiums), whether in tort (including negligence or gross negligence), strict liability, by contract or statute, except to the extent any Indemnified Party suffers such damages to an unaffiliated third party in connection with a finally adjudicated Third-Party Claim, in which case such damages shall be recoverable (to the extent otherwise recoverable under this Article VIII) without giving effect to this Section 8.8.
Section 8.9    Buyer’s Investigation; Disclaimer of Certain Representations and Warranties. THE BUYER HAS CONDUCTED ITS OWN INDEPENDENT REVIEW AND ANALYSIS OF THE ACQUIRED BUSINESS, INCLUDING THE OPERATIONS, ASSETS, LIABILITIES, RESULTS OF OPERATIONS, FINANCIAL CONDITION, SOFTWARE, TECHNOLOGY AND PROSPECTS OF THE ACQUIRED BUSINESS, AND ACKNOWLEDGES THAT IT HAS BEEN PROVIDED ACCESS TO THE PERSONNEL, PROPERTIES, PREMISES AND RECORDS OF THE ACQUIRED BUSINESS FOR SUCH PURPOSE. IN ENTERING INTO THIS AGREEMENT, THE BUYER HAS RELIED SOLELY UPON ITS OWN INVESTIGATION AND ANALYSIS, AND THE BUYER: (A) ACKNOWLEDGES THAT NONE OF THE SELLER OR ANY OF ITS AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY OF THE INFORMATION PROVIDED OR MADE AVAILABLE TO THE BUYER OR ITS REPRESENTATIVES (INCLUDING ANY INFORMATION PROVIDED OR MADE AVAILABLE TO THE BUYER IN ANY “DATA ROOM”); AND (B) AGREES, TO THE FULLEST EXTENT PERMITTED BY LAW, THAT NEITHER THE SELLER NOR ANY OF ITS REPRESENTATIVES SHALL HAVE ANY LIABILITY OR RESPONSIBILITY WHATSOEVER TO THE BUYER OR ITS AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES ON ANY BASIS (INCLUDING IN CONTRACT, QUASI-CONTRACT, BREACH OF REPRESENTATION AND WARRANTY (EXPRESS OR IMPLIED), PERSONAL INJURY, OR OTHER TORT, UNDER LAW OR OTHERWISE) BASED UPON ANY INFORMATION PROVIDED OR MADE AVAILABLE,

OR STATEMENTS MADE, TO THE BUYER OR ITS DIRECTORS, OFFICERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, ADVISORS, AGENTS OR OTHER REPRESENTATIVES (OR ANY OMISSIONS THEREFROM), EXCEPT THAT THE FOREGOING LIMITATIONS SHALL NOT APPLY TO THE REPRESENTATIONS AND WARRANTIES OF THE SELLER SET FORTH IN ARTICLE III OR ANY CERTIFICATE DELIVERED PURSUANT TO THIS AGREEMENT, BUT ALWAYS SUBJECT TO THE LIMITATIONS CONTAINED THEREIN. EXCEPT AS SPECIFICALLY SET FORTH IN ARTICLE III OR ANY CERTIFICATE DELIVERED PURSUANT TO THIS AGREEMENT, (I) THE SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF OR OTHERWISE IN ANY WAY RELATING TO THE SELLER OR THE ACQUIRED BUSINESS, INCLUDING WITH RESPECT TO VALUE, CONDITION OR PERFORMANCE OR MERCHANTABILITY, NONINFRINGEMENT OR FITNESS FOR ANY PURPOSE (BOTH GENERALLY OR FOR ANY PARTICULAR PURPOSE) AND WITH RESPECT TO FUTURE REVENUE, PROFITABILITY OR THE SUCCESS OF THE ACQUIRED BUSINESS AND (II) ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.
ARTICLE IX
GENERAL PROVISIONS
Section 9.1    Amendment and Modification. This Agreement may be amended, modified or supplemented at any time by the Parties, pursuant to an instrument in writing signed by all of the Parties. Notwithstanding any provision of this Agreement, this Agreement be amended or modified at any time by the Parties without the need or requirement of any consent or approval of any other Buyer Indemnitee or Seller Indemnitee and any amendment or modification agreed to by the Parties shall be binding on all Buyer Indemnitees and all Seller Indemnitees.
Section 9.2    Entire Agreement; Assignment. This Agreement (including the Exhibits and Schedules hereto), the Confidentiality Agreement and the other Transaction Documents (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede other prior agreements and understandings both written and oral among the Parties with respect to the subject matter hereof and thereof and (b) shall not be assigned, by operation of Law or otherwise, by a Party, without the prior written consent of the other Parties. Any attempted assignment in violation of this Section 9.2 shall be void and without effect.

Section 9.3    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
Section 9.4    Expenses. Except as otherwise provided in this Agreement, all costs and expenses (including legal, accounting and financial advisory fees and expenses) incurred in connection with, or in anticipation of, this Agreement and the transactions contemplated hereby, shall be paid by the Party incurring such expenses.
Section 9.5    Waiver. Except as otherwise expressly provided in this Agreement, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any Party, and no course of dealing between the Parties, shall constitute a waiver of any such right, power or remedy. No waiver by a Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver shall be valid unless in writing and signed by the Party against whom such waiver is sought to be enforced.
Section 9.6    Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Signatures to this Agreement transmitted by electronic mail in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.
Section 9.7    Governing Law. This Agreement and the legal relations between the Parties shall be governed by and construed in accordance with the Laws of the State of Texas, USA without regard to any principles of conflicts of Laws thereof that would result in the application of the Laws of any other Jurisdiction.
Section 9.8    Exclusive Jurisdiction. Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of Texas located in Harris County, or of the United States of America sitting in the Southern District of Texas, and any appellate court from any thereof, in any Proceeding arising out of or relating to this Agreement or any other Transaction Document or any agreements contemplated hereby or thereby for any reason other than the failure to serve process in accordance with this Section 9.8, and irrevocably waive the defense of an inconvenient forum or an improper venue to the maintenance of any such Proceeding. Any service of process to be made in such Proceeding may be made by delivery of process in accordance with the notice provisions contained in Section 9.8. The consents to jurisdiction set forth in this Section 9.8 shall not constitute general consents to service of process in the State of Texas and shall have no effect for any purpose except as provided in this Section 9.8 and shall not be deemed to confer rights on any Person other than the Parties. The Parties agree that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. In addition, each of the Parties hereto agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.
Section 9.9    Waiver of Jury Trial.
(a)Each Party acknowledges and agrees that any controversy which may arise under this Agreement or any agreement is likely to involve complicated and difficult issues, and therefore each of the Parties hereby irrevocably waives all right to trial by jury in any Proceeding arising out of or relating to this Agreement or any other Transaction Document or any agreements contemplated hereby or thereby. The Parties also waive any bond or surety or security upon such bond that might, but for this waiver, be required. The scope of this waiver is intended to be all encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. This waiver is irrevocable, meaning that it may not be modified either orally or in writing, and the waiver shall apply to any subsequent amendments, renewals, supplements or modifications to this Agreement. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.
(b)If there are any Proceedings arising out of or relating to this Agreement or the transactions contemplated hereby, after the entry of a final written non-appealable order and if one Party has predominantly prevailed in the dispute, that Party shall be entitled to recover from the other Party all court costs, fees and expenses relating to such Proceeding, including reasonable attorneys’ fees that are specifically included in such court award.
Section 9.10    Dispute Resolution/Arbitration. Any controversy, dispute of claim arising out of this Agreement or any other Transaction Document that cannot be resolved by negotiation between the Parties shall be settled by finding and binding arbitration in Houston, Texas. Such arbitration shall apply the laws of the State of Texas and the commercial arbitration rules of the American Arbitration Association. Such arbitration shall be conducted by three independent and impartial arbitrators. Each of the Seller and the Buyer shall appoint one arbitrator, and those appointed arbitrators shall select the third arbitrator, who shall be the presiding arbitrator. The arbitrators shall render an opinion setting forth findings of fact and conclusions of law with the reasons therefor stated. A transcript of the evidence adduced at the hearing shall be made and shall, upon request, be made available to any Party. The fees and expenses of the arbitrators shall be shared equally by the Seller and the Buyer and advanced by them from time to time as required. The arbitrators shall render their award 90 calendar days after the conclusion of the arbitration hearing.

Section 9.11    Notices and Addresses. All notices, requests, instructions, claims, demands and other communications required or permitted to be given hereunder will be in writing and will be given if delivered by hand or sent by registered or certified mail (postage prepaid, return receipt requested) or by overnight courier (providing proof of delivery) or by e-mail (providing confirmation of transmission). Any notice mailed within the same country shall be deemed to have been given and received on the third business day following the day of mailing, and any notice mailed between countries shall be deemed to have been given and received on the seventh business day following the day of mailing. Any notice sent by courier or delivery service shall be deemed to have been given and received at the time of confirmed delivery if such time is during normal local business hours (in the recipient’s location) or, otherwise, on the next business day after such confirmed delivery. Any notice sent by e-mail (of a PDF attachment) shall be deemed to have been given and received at the time of confirmation of transmission. Any notice sent by e-mail shall be followed reasonably promptly with a copy by mail. All such notices, requests, claims, demands or other communications will be addressed as follows:
(a)if to the Seller, to
Excalibar Minerals LLC
9320 Lakeside Blvd
The Woodlands, TX 77381
Telephone: 281-362-6800
Email: corporatesecretary@newpark.com

With copies to (which shall not constitute notice):

Culhane Meadows PLLC
Attention: James H. Mayor
Telephone: (832) 651-1873
Email: jmayor@cm.law

(b)if to the Buyer, to
John H. Waters
Cimbar Resources, Inc.
Telephone: (706) 695-3899
Email: jwaters@cimbar.com

With a copy to (which shall not constitute notice):
Mike Tuck
Telephone: (706) 280-7796
E-mail:     mjtuck35@yahoo.com

or in any case to such other address or addresses as hereafter shall be furnished as provided in this Section 9.10 by any Party to the other Party.

Section 9.12    No Partnership; Third-Party Beneficiaries. Nothing in this Agreement shall be deemed to create a joint venture, partnership, tax partnership or agency relationship between the Parties. This Agreement is solely for the benefit of (a) the Seller (and its successors and permitted assigns), with respect to the obligations of the Buyer under this Agreement; and (b) the Buyer (and its successors and permitted assigns), with respect to the obligations of the under this Agreement. Except as provided in Article VIII (the “Third-Party Provisions”), this Agreement shall not be deemed to confer upon or give to any other third Person any remedy, claim of liability or reimbursement, cause of action or other right. The Third-Party Provisions may be enforced by the beneficiaries thereof.
Section 9.13    Negotiated Transaction. The Parties, each represented by legal counsel, have each participated in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation should arise, this Agreement shall be construed as if drafted by all Parties and no presumption or burden of proof shall arise favoring or burdening any Party by virtue of the authorship of any of the provisions of this Agreement.
Section 9.14    Brokers and Agents.
(a)The Seller agrees to pay any broker’s or finder’s fee, sales commission or similar form of compensation to any broker, finder or similar agent engaged by or on behalf of the Seller in connection with this Agreement or any of the transactions contemplated hereby, including PPHB LLC, and to indemnify the Buyer against all Claims arising out of claims for any and all such broker’s or finder’s fee, sales commission or similar form of compensation.
(b)The Buyer agrees to pay any such broker’s or finder’s fee, sales commission or similar form of compensation to any broker, finder or similar agent engaged by or on behalf of the Buyer in connection with this Agreement or any of the transactions contemplated hereby and to indemnify the Seller against all Claims arising out of claims for any and all such broker’s or finder’s fee, sales commission or similar form of compensation.
Section 9.15    Time of the Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
Section 9.16    Seller Disclosure Letter. The representations and warranties of the Seller set forth in this Agreement are made and given subject to the disclosures in the Seller Disclosure Letter. The Seller will not be, nor will the Seller be deemed to be, in breach of any such representations or warranties in respect of any such matter so disclosed in the Seller Disclosure Letter. Inclusion of information in the Seller Disclosure Letter will not be construed as an admission that such information is material to the business, operations of condition (financial or otherwise) of the Acquired Business, in whole or in part, or as an admission of liability or obligation of the Seller to any third Person. The specific disclosures set forth in the Seller Disclosure Letter have been organized to correspond to section references in this Agreement to which the disclosure is most likely to relate, together with appropriate cross-references when disclosure is applicable to other sections of this Agreement; provided, however, that any disclosure in the Seller Disclosure Letter will apply to and will be deemed to be disclosed for purposes of this Agreement generally if such inference is reasonably apparent on the face of the disclosure.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
BUYER:

CIMBAR RESOURCES, INC.

    By:     John H. Waters
        Name: John H. Waters
        Title: President

SELLER:

EXCALIBAR MINERALS LLC

    By:     Gregg Piontek
        Name: Gregg Piontek
        Title: Vice President